An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated

The3rdBevco Inc.

(Exact name of issuer as specified in its charter)

Ronkonkoma, New York

(State or other jurisdiction of incorporation or organization)

2805 Veterans Highway

Suite 15,

Ronkonkoma, NY 11779

(516) 448-6009

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

2086	84-3292369
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 13,125,000 Shares of Common Stock by the Company

This Regulation A, Tier 2 offering is for up to 13,125,000 shares of Common Stock, par value $0.0001 of The3rdBevco Inc., a New York corporation (the “Company”), including 8,750,000 shares pursuant to the primary offering and up to 4,375,000 additional bonus shares (Loyalty Bonus and Amount Based shares) as described herein. This offering is being conducted to raise money to implement our business plan to develop, market and sell our proprietary beverage products. We are offering a maximum of 8,750,000 Shares at $4.00 per Share, on a best efforts basis, with no minimum offering required, with some investors being issued bonus shares pursuant to the Loyalty Bonus Shares and Amount Based bonus shares described herein

The end date of the offering will be exactly 365 days from the date the Offering Circular is approved by the Attorney General of the State of New York (unless extended by the Company, in its own discretion, for up to another 90 days). There is no market for our common stock and there can be no assurance that a market will develop. Securities being offered are set forth in the table below:

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to public			Underwriting discount and commissions (1)		Proceeds to The3rdBevco Inc. (2)
One share of Common Stock	8,750,000		$4.00			(1)		$34,465,000
One share of Common Stock (Loyalty Bonus)	437,500			$(3)
One share of Common Stock (Amount-Based)	3,937,500			$(3)
Total Shares Offered	13,125,000			$(3)
Total Minimum Offering:		$				(1)	$

(1)	The Company’s Shares are being offered on a “best-efforts” basis through broker-dealer(s) who are registered with the Financial Industry Regulatory Authority (“FINRA”). The Company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this offering commences, the Broker will receive a cash commission equal to one percent (1%) of the amount raised in the offering. Additionally, the Broker and its affiliates will receive certain other fees. Total aggregate fees will not exceed six percent (6%) of the amount raised in the offering. See “Plan of Distribution” for more details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer. We are selling our shares through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”).

We may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular. We reserve the right to enter into posting agreements with equity crowdfunding firms, not associated with FINRA members, in connection with this Offering, for which we may pay non-contingent fees as compensation.

(2)	Proceeds are shown net of estimated expenses for this primary offering, which we will pay from the proceeds, and which we estimate will be approximately $535,000 to cover estimated sales commissions, branding fees, legal, audit and filing costs associated with this offering.

(3)

As an investor equity raise incentive, the Company is offering an additional bonus equal to 50% of the primary offering shares (or 4,375,000 shares), of which 437,500 are allocated as “Loyalty Bonus Shares” and 3,937,500 are allocated as “Amount-Based Bonus Shares”. These additional bonus share pools will be issued as follows and subject to the terms and conditions set forth below:

●	Loyalty Bonus Shares - Investors that purchased our Common stock prior to this offering are eligible to receive Loyalty Bonus shares if they invest in the primary offering. There is no minimum investment level. Loyalty Bonus Shares allocated to each eligible investor will be equal to 5% of the shares purchased from the primary offering only. Loyalty shares will be issued on a first come first issued basis until the entire pool of 437,500 is exhausted.

●	Amount-Based Bonus Shares – Any investment of $2,500 or more in the primary offering is eligible to receive Amount-Based Bonus shares as set forth in Item 5 of this offering under the section header “Plan of Distribution and Selling Shareholders”. Amount-Based Bonus Shares will be determined based on shares purchased in the primary offering only. Amount-Based Bonus Shares will be issued on a first come first issued basis until the entire pool of 3,937,500 is exhausted.

For more detail, please refer to the “Plan of Distribution and Selling Shareholders” below.

Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

We expect to commence the sale of the shares within two calendar days of the date on which the Amended Offering Statement of which this Offering Circular is qualified by the U.S. Securities Exchange Commission (SEC).

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated August 23, 2023

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

i

ITEM 3. SUMMARY AND RISK FACTORS

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements, and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to The3rdBevco Inc.

Our Company

The3rdBevco Inc. (“we”, “our”, “us”) was originally incorporated on October 2, 2019 as LAID Beverages Inc. (LAID) under the laws of the State of New York. On January 24, 2020, we changed our name from LAID Beverages Inc. to The3rdBevco Inc. to reflect a multi-brand beverage company.

Our principal headquarters is located at 2805 Veterans Highway, Suite 15, Ronkonkoma, NY 11779.

Common Stock

We are authorized to issue up to 100 million shares of our common stock with a par value of $0.0001.

Common Stock Issuances

As of the date of this Offering Circular there were 27,383,236 shares issued and outstanding, of which 5,000 shares are classified as treasury stock. Included in common stock issued and outstanding are 18,199,999 founder’s shares issued on June 18, 2020, 4,403,595 shares of common stock issued as consideration in convertible promissory note issuances, 1,610,000 issued in exchange for services rendered by Company advisors and consultants assisting with start-up operations, 1,187,150 restricted shares and 1,327,815 shares of common stock issued in connection with our original Regulation A offering. There were no changes of control events since our inception.

Authorized Common Stock

On April 21, 2020, our Board of Directors unanimously approved an increase in our authorized common shares from 200 shares to 25 million with no change in par value. On April 23, 2020, our Board of Directors unanimously approved an increase in our authorized common shares from 25 million shares to 50 million with no change in par value. On July 3, 2020, our Board of Directors unanimously approved an increase in our authorized common shares from 50 million shares to 100 million with no change in par value. The increase in authorized common shares were approved to facilitate our planned Tier 2 Regulation A equity capital raise, employee stock incentive plan and other private placement debt and equity raises. No vote of the majority of shareholders was taken to approve the above amendments to increase the number of authorized common shares.

Voting Rights and Other Matters

As more fully described in our corporate bylaws, each owner of our Common Stock is entitled to one vote per share on all matters submitted to a vote of our stockholders, including the election of directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our Common Stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our Common Stock.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, upon liquidation, dissolution or winding up of our company, the holders of our Common Stock are entitled to share ratably in all net assets available for distribution to our stockholders after payment to creditors.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time, the holders of our Common Stock are entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends.

Our Board of Directors is not obligated to declare a dividend. To date, the Company did not issue any dividends on Common Stock. The payment of cash dividends, if any, in the future is within the discretion of our Board and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our d implementing our business plan.

Preferred Stock

Preferred Stock Issuances

As of the date of this Offering Circular, there was 1 share of preferred stock issued and outstanding to Peter Scalise III, the Company’s Chief Executive Officer and Chairman of the Board. The single share of preferred stock was issued on June 18, 2020, as part of the founders’ shares.

Authorized Preferred Stock History

On April 21, 2020, our Board of Directors unanimously approved and authorized for issuance 1 Series B preferred share with a par value of $0.0001. No vote of the majority of shareholders was taken to approve this amendment.

Voting Rights and Other Matters

Our Series B preferred stock designation does include any dividend, liquidation, or redemption preferences. After a 1 year holding period, Series B preferred is convertible into 51% of our authorized common stock with 5 days written notice. Series B preferred has full voting rights and powers equal to those of common stockholders. One vote for each share of common stock into which Series B preferred could then be converted.

Business Overview

The3rdBevco Inc. (the “Company”, “we”, “our”, “us”) was originally incorporated on October 2, 2019 as LAID Beverages Inc. (LAID) under the laws of the State of New York. On January 24, 2020, we changed our name from LAID Beverages Inc. to The3rdBevco Inc. to reflect a multi-brand beverage company. We are a development stage beverage company that intends to offer a diverse portfolio of on-trend branded products including energy drinks, and non-alcoholic spirits. These products will come in sleek, colorful, no-nonsense packaging, giving buyers the energy, confidence, and pleasure to make the most of their moment. We are a development stage company with minimal assets and no revenue. We have a business plan and fully developed product offerings that are ready for production and distribution. We will require outside capital of approximately $30 million in order to implement our business plan.

Product Brands

We are focused on future development, production, marketing, selling and distribution of vitamin-enriched functional beverages with low calories, sugars, carbs, and no artificial flavors. We expect to focus on production of our beverages under the following brand names:

■	PSILLI™ – This beverage is a sparkling water drink infused with functional mushrooms. This beverage will be made available in five fruit flavors, all of which are distinct formulations and packaged in slim aluminum cans. This product will be marketed to customers that desire the extra health benefits associated with functional mushrooms including immune support, anti-inflammatory, increased energy and stamina, and brain health and cognition.

■	LAID™ - This beverage is our signature functional beverage that offers essential vitamins including amino acids (branched-chain amino acids, L-Arginine, and L-Carnitine), antioxidants (Coenzyme Q10), and other natural ingredients such as panax ginseng and maca root extracts. LAID will be made available in 10 different flavors and packaged in single server slim aluminum cans for on the go consumption. This product will be marketed to customers that desire a product with essential vitamins that facilitate muscle-building, focus, stamina, and sexual performance.

■

Bougie™ - This beverage is a vitamin-enriched, non-alcoholic sparkling beverage that tastes similar to Italian champagne. This beverage will be made available in five fruit flavors and packaged in slim aluminum cans. This product will be marketed to customers that desire a non-alcoholic alternative.

Vive Ama Rie- This will be our premium line of Tequila and Tequila based spritzers. It is currently in the research and development phase.

Our beverage products are not marketed or intended to diagnose, treat, cure, or prevent any disease. None of our beverage products require clearance from the Food and Drug Administration (FDA). All of our beverage products are made with the highest-quality ingredients which we responsibly source from US-based suppliers that adhere to our strict production guidelines. We outsource our beverage production to a US-based pharmaceutical company with the production expertise and capacity to oversee our production and distribution requirements. We do not intend to utilize foreign supply chain networks to source any ingredients or use to produce our beverage products.

12-Month Outlook

We intend to commence development stage activities in conjunction with this Regulation A+ Tier 2 offering and use the proceeds to cover the securities issuance costs and to implement our business plan. Our initial business plan includes an anticipated cash burn of $26.8 million over the next 12 months to complete the following activities that are critical to implementing our business plan:

●	hire key executives and subject matter experts,

●	prepare and submit patent and trademark filings,

●	acquire office and warehouse space,

●	launch a strategic digital marketing campaign through recognized social media networks and other marketing channels to build brand recognition and awareness of our beverages,

●	product research and development activities,

●	production of up to 1 million individual beverage units for promotion and sale, and

●	cover recurring administrative support costs.

We expect to raise enough capital to move forward with our business plan and enable us sufficient cash flow to successfully launch our beverage offerings.

THE OFFERING

Securities offered by the Company	Maximum offering of 13,125,000 shares of Common Stock of the Company, of which 8,750,000 shares are part of the primary offering at a price of $4.00 per share for an aggregate offering of $35,000,000, and up to 4,375,000 additional bonus shares to be issued for no additional consideration as described herein. There is a minimum investment of $1,000.

Securities offered by selling stockholders	None.

Common Stock outstanding before this Offering	27,383,236 shares of Common Stock outstanding prior to this offering issued at a par value of $0.0001.

Use of Proceeds	The funds raised per this offering will be utilized to cover the securities issuance costs, hire key executives, branding consultants, subject matter experts, patent and trademark filings, acquire office and warehouse space, launch a strategic digital marketing campaign to build brand recognition and awareness, product research and development activities, cover the initial production of up to 1 million individual beverage units for promotion and sale, and other general corporate purposes. General corporate purposes may include, but are not limited to, the costs of this offering, including our outside legal and accounting expenses, officer salaries employee payroll, loan advances, rent and real estate expenses, consultant expenses, utilities, computer hardware and software and promotion and marketing. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, we shall immediately deposit said proceeds into our corporate bank account and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in all 50 states within the United States and its territories. However, in the event that management is unsuccessful in raising the required funds in United States and its territories, we may file a post qualification amendment to include additional jurisdictions that management has determined to be in our best interest for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues, or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described below:

We have approximately $505,000 in convertible promissory notes that may be converted into approximately 1,010,000 shares of common stock at the option of the note holder.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties, and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in an extremely competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	Our ability to raise the necessary capital to implement our business plan;

●	Our ability to engage or retain key management, advisors, personnel and resources necessary to successfully implement of business plan;

●	Our ability to obtain additional external funding;

●	Our ability to achieve any meaningful revenue after we implement our business plan;

●	Changes in any federal, state, or local laws and regulations that limit our ability to implement our business plan and/or limit the potential market for our beverage products;

●	Our ability to successfully negotiate favorable pricing arrangements with key suppliers of beverage ingredients, packaging, bottling, distribution and other costs associated with beverage operations;

●	The impact of future legislation and regulatory changes on the beverage industry that affects the products we offer to consumers; and

●	The other factors set forth under this “Risk Factors” section.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition, and the market price of our Common Stock.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

Risks Related to our Company and our Business

We are a development stage business with no operating history.

We are a newly formed, development stage company with no operating history on which to base an evaluation of our business and financial prospects. Accordingly, it is difficult for us to predict future results of operations. Moreover, we can provide no assurance that we have accurately identified all the risks to our business, especially since we have not commenced operations or completed development of our anticipated beverage and related ancillary products. As a result, projections of results and rates of growth may not be a meaningful indicator of our future results of operations. In addition, our planned growth may place a significant strain on our financial, operational, and managerial resources. To accomplish our business and financial goals, we must continue to develop and implement our products, operations, and financial resources, and increase, train and manage our personnel. There can be no assurance that our systems, procedures, or controls will be adequate to support our future operations or that we will be able to implement additional systems, procedures and controls in a timely manner if required. Any inability to successfully manage our growth, if any, could have a material adverse effect on our business, financial condition, and operating results.

Our products have not been fully developed and have not been introduced into the marketplace.

There can be no assurance that we will be able to develop our products in accordance with our business plan, or that they will perform as anticipated or be accepted in the special food industry. The time to market of our products cannot be known with certainty. Likewise, the cost of getting our products market-ready cannot be known with certainty. Our success will depend on, amongst other things, our ability to complete and develop our products in a cost effective and timely manner, and there can be no assurance that this can be achieved. If these goals are not achieved, we will not be able to execute our business plan and achieve profitability, which would have a material adverse effect on our business, financial condition and operating results, and may force us to cease operations.

We will need additional financing to execute our business plan.

We believe that the net proceeds of this Offering, assuming all the Shares are sold, should provide us with sufficient capital to operate our business for the next twelve months. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, we may have inadequate funds to fully develop our business and may need debt financing or other capital investment to fully implement our business plans. It is also possible that costs associated with the operation of our business will exceed our projections depending on the timing of future operating and capital expenses including, without limitation, the timing of product releases.

We will be required to seek other sources of financing soon, which sources (assuming we are able to locate such alternative sources of financing) may be on terms less favorable to us than those in the Offering.

We do not know how much additional funding we may require. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of our Common Stock. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and operating results, or we may be forced to cease operations.

Our success will depend on the combined skills of our management.

In the early stages of development, our business will be significantly dependent on our Management team. Our future success will be particularly dependent upon Peter Scalise III, our President and Chairman of the Board. The loss of any Mr. Scalise or any key member of our Management team, could have a material adverse effect on our ability to execute our business plans. We must attract and retain talented personnel to succeed. We intend to attract and recruit qualified subject matter experts and management to execute our business plan. There can be no assurance that we will be able to recruit and retain the employees we will need to successfully execute our business plan. If we are unable to recruit and retain appropriate personnel, our ability to successfully execute our business plan will be severely constrained. In addition, the loss of any key employees, including any of the members of our management team, could have a material adverse effect on our business, financial condition, and operating results. There can be no assurance that any persons who may be employed by us will remain with us.

We may fail to successfully manage the growth of our business, which could adversely affect our operating results.

As we begin to enter our target markets and expand our commercial operations, this expansion could place significant strain on our management, operational and financial resources. To manage future growth, we will need to continue to hire, train, and manage additional employees. In addition, our need to comply with applicable securities laws, may place significant demands on our management team. As we grow, we will need to add additional accounting staff and continue to improve our financial, accounting and information systems and internal controls to fulfill our potential reporting responsibilities and to support expected growth in our business. Our current and planned systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate, and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals.

We have discretion over the use of proceeds from this Offering.

We currently intend to allocate the net proceeds received from the Offering. However, we will have discretion in the actual application of the net proceeds and may elect to allocate proceeds differently than described if we believe it would be in our best interests to do so. The failure by us to apply these funds effectively could have a material adverse effect on our business, including our ability to achieve its stated business objectives.

Security breaches and other disruptions could compromise our information and expose us to liability, which could cause our business and reputation to suffer.

In the ordinary course of our business, we will collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations and the services we provide to customers, and damage our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business and competitive position.

We may be required to borrow funds in the future to fund our operations and working capital requirements.

If we incur indebtedness to fund is working capital and/or long-term operating requirements, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of our shareholders. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on our business, operating results, or financial condition.

Failure to establish or enhance our brand recognition could have a material adverse effect on our business and results of operations.

We believe we will need to expend significant time, effort, and resources to enhance the recognition of our brands. We believe developing our brand will be important to our sales and marketing efforts. If we fail to establish or enhance the recognition of our brands, it could have a material adverse effect on our ability to sell our products and adversely affect our business and results of operations. If we fail to develop a positive public image and reputation, our business with our existing customers could decline and we may fail to develop additional business, which could adversely affect our results of operations.

Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events involving substantial costs.

Detection of any significant defects in our products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, and injury to our reputation. The costs we may incur in correcting any product defects may be substantial. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend, and if we do not prevail, could result in the imposition of a damages award. We presently maintain product liability insurance; however, it may not be adequate to cover any claims.

We may be subject to significant liability should the consumption of any of our products cause or be claimed to cause illness or physical harm. We sell products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. Under certain circumstances, we may be required to, or may voluntarily, recall or withdraw products. A widespread product recall or product withdrawal may negatively and significantly impact our sales and profitability for a period and could result in significant losses depending on the costs of the recall, the destruction of product inventory, product availability, competitive reaction and customer and consumer reaction. We may also be subject to claims or lawsuits resulting in liability for actual or claimed injuries, illness, or death. Any of these events may result in a material adverse effect on our business. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or physical harm could adversely affect our reputation with existing and potential customers and consumers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part upon protection of our rights in trademarks, trade dress, copyrights, and other intellectual property rights we own or license. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights may not be adequate. We may not be able to preclude third parties from using protected terms with respect to food or beverage products and may not be able to leverage our branding beyond our current product offerings. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or our use of intellectual property infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, copyright, or other intellectual property infringement against us could prevent us from providing our products, which could harm our business, financial condition or results of operations. In addition, a breakdown in our internal policies and procedures may lead to an unintentional disclosure of our proprietary, confidential, or material non-public information, which could in turn harm our business, financial condition or results of operations.

There can be no assurances of protection for proprietary rights or reliance on trade secrets.

In certain cases, we may rely on trade secrets to protect intellectual property, proprietary technology, and processes, which we have acquired, developed, or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties regarding the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Our projections and forward-looking information may prove to be incorrect.

Management has prepared projections to support its development stage business plan. Management’s projections are a hypothetical best estimate of the probable results of operations based on present circumstances, prior experience of management with experience in the beverage industry and have not been reviewed by our independent accountants. These projections are based on several assumptions including estimated capital investments, marketing, and launch costs, as well as certain operational and administrative costs necessary to support the business plan, which Management believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond Management’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material different from our development stage business plan. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature. In addition, projections do not and cannot consider such factors as general economic conditions, unforeseen regulatory changes, the entry into our market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to our business. While Management believes that the projections accurately reflect possible future results of our operations, those results cannot be guaranteed and should not be relied upon in any way when deciding whether to invest in our business.

There might be unanticipated obstacles to the execution of our business plan.

Our business plans may change significantly. Our potential business endeavors are capital intensive due to the nature of a beverage production and distribution operation. Management believes that chosen activities and strategies are achievable considering current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Management reserves the right to make significant modifications to the stated strategies depending on future events.

Risks Related to Our Business and Industry

The recent outbreak of respiratory illness caused by the coronavirus (or COVID-19) could adversely affect our industry, business, and results of operations.

COVID-19, and other adverse public health developments, could adversely affect our business and cause disruptions due to the closure or suspension of activities at such third-party manufacturers that we may have intended to use to conduct our beverage operations. In addition, the COVID-19 outbreak, together with any accompanying special government measures, including general movement restrictions, travel restrictions and business closures imposed to slow its spread, could adversely impact the growth of our business and affect demand for our products, negatively impacting our results of operations and financial condition. The global economic impact and uncertainties resulting from the recent COVID-19 pandemic is difficult to predict at this time, making it difficult to accurately forecast and plan our future business activities. There can be no assurance that economic improvements will occur in a post COVID-19 environment, or that such economic impacts if positive would be sustainable, or that they would enhance conditions in markets relevant to us.

Global or regional catastrophic events could impact our operations and affect our ability to grow our business.

Our business could be affected by unstable political conditions, civil unrest, large-scale terrorist acts, especially those directed against the United States or other major industrialized countries where our products are distributed, the outbreak or escalation of armed hostilities, major natural disasters and extreme weather conditions, such as hurricanes, wildfires, tornados, earthquakes or floods, or widespread outbreaks of infectious diseases. Such catastrophic events could impact our operations and our supply chain, including the production and/or distribution of our products. Materials and/or personnel may need to mobilize to other locations. Our headquarters and a large part of our operations are located in New York, a state often targeted by terrorist groups. Some of the raw materials we use, including certain sizes of cans, are available from limited suppliers, and a regional catastrophic event impacting such suppliers could adversely impact our operations. In addition, such events could disrupt global or regional economic activity, which could affect consumer purchasing power and consumers’ ability to purchase our products, thereby reducing demand for our products. If our operations are disrupted or we are unable to grow our business as a result of these factors, our growth rate could decline and our business, financial condition and results of operations could be adversely affected.

Changes in consumer product and shopping preferences may reduce demand for some of our products.

The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us. There is increasing awareness of and concern for health, wellness, and nutrition considerations, including concerns regarding caloric intake associated with sugar-sweetened beverages and the perceived undesirability of artificial ingredients. Some consumer advocacy groups, and others have expressed concerns regarding certain ingredients in diet sodas, which are contained in certain of our energy drinks. This may reduce demand for our beverages, which could reduce our revenues and adversely affect our results of operations.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages that appeal to consumers. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of taste, quality and price, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Product lifecycles for some beverage brands, products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their product lifecycles, and there can be no assurance that such beverages will become or remain profitable for us. We may be unable to achieve volume growth through product and packaging initiatives. We may also be unable to penetrate new markets. Additionally, as shopping patterns are being affected by the digital evolution, with customers embracing shopping by way of mobile device applications, e-commerce retailers and e-commerce websites or platforms, we may be unable to address or anticipate changes in consumer shopping preferences. If our revenues decline, our business, financial condition, and results of operations could be adversely affected.

Increased competition in the beverage industry and changing retail landscape could hurt our business.

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products, flavors, product positioning as well as promotion and marketing strategies. Important factors affecting our ability to compete successfully include the taste and flavor of our products, trade and consumer promotions, rapid and effective development of new and unique cutting-edge products, attractive and different packaging, branded product advertising and pricing.

The rapid growth in sales through e-commerce retailers, e-commerce websites, mobile commerce applications and subscription services, and closures of physical retail operations, may result in a shift away from physical retail operations to digital channels and a reduction in impulse purchases. As we build our e-commerce capabilities, we may not be able to develop and maintain successful relationships with existing and new e-commerce retailers without experiencing a deterioration of our relationships with key customers operating physical retail channels. Further, the ability of consumers to compare prices on a real-time basis using digital technology puts additional pressure on us to maintain competitive prices.

We will be competing with a variety of companies, many of which have significantly greater financial, technical, marketing, and other resources than us.

Many companies offering products competitive to ours are already in the marketplace, and many additional products may already be in the marketing trial stage or beyond. Although we believe our products will be superior and differentiated from our competitors’ products, we will have to develop our products quickly to compete. We expect that our products will compete with all liquid refreshments and in some cases with products of much larger and substantially better financed competitors, including the products of numerous nationally and internationally known producers such as TCCC, PepsiCo, Red Bull GmbH and KDP. We also compete with companies that are smaller or primarily national or local in operations. Our products also compete with private-label brands such as those carried by grocery store chains, convenience store chains and club stores.

There can be no assurances that we will be able to develop our products and get them to market in a timely manner, or at all. Delays in getting our products to market may put us at a competitive disadvantage. If we are unable to move our products quickly into the market, we may not be able to compete effectively against companies that are already established in the market at the time we launch, which could have a material adverse effect on our business, financial condition and operating results or force us to cease operations.

If we fail to attract and retain a large base of customers for our products, or if our competitors establish a more prominent market position relative to ours, this will inhibit our ability to grow and successfully execute our business plan.

Changes in retail distribution arrangements can result in the temporary loss of retail shelf space and disrupt sales of food products, causing our sales to fall.

From time to time, retailers in the beverage industry may change distribution centers that supply some of their retail stores. If a new distribution center has not previously distributed our products in that region, it may take time to get a retailer’s distribution center to begin distributing new products in its region. Even if a retailer approves the distribution of products in a new region, product sales may decline while the transition in distribution takes place. If we do not get approval to have our products offered in a new distribution region or if getting this approval takes longer than anticipated, our sales and operating results may suffer.

Governmental and Regulatory Risks

Changes in the legal and regulatory environment could limit our business activities, increase our operating costs, reduce demand for our products or result in litigation.

The conduct of our businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as to laws and regulations administered by government entities and agencies outside the United States in markets in which our products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, because of a variety of factors, including political, economic, or social events. Such changes may include changes in:

●	food and drug laws (including FDA regulations);

●	laws related to product labeling;

●	advertising and marketing laws and practices;

●	laws and programs restricting the sale and advertising of certain of our products;

●	laws and programs aimed at reducing, restricting, or eliminating ingredients present in certain of our products;

●	laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain of our products;

●	increased regulatory scrutiny of, and increased litigation involving, product claims and concerns regarding the effects on health of ingredients in, or attributes of, certain of our products;

●	state consumer protection and disclosure laws;

●	taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of our products; competition laws;

●	anti-corruption laws;

●	employment laws;

●	privacy laws;

●	laws regulating the price we may charge for our products; and

●	farming and environmental laws.

New laws, regulations or governmental policy and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of our products, ingredients contained in our products or commodities used in the production of our products, may alter the environment in which we do business and, therefore, may impact our operating results or increase our costs or liabilities.

Changes in government regulation of energy drinks/functional beverages, or failure to comply with existing regulations, could adversely affect our business, financial condition, and results of operations.

Legislation has been proposed and/or adopted at the U.S. federal, state and/or municipal level and proposed and/or adopted in certain foreign jurisdictions to restrict the sale of energy drinks (including, prohibiting the sale of energy drinks at certain establishments or pursuant to certain governmental programs), limit the content of caffeine and other ingredients in beverages, require certain product labeling disclosures and/or warnings, impose excise taxes, limit product size or impose age restrictions for the sale of energy drinks. Furthermore, additional legislation may be introduced in the United States and other countries at the federal, state, local and municipal level in respect of each of the foregoing subject areas. Public health officials and health advocates are increasingly focused on the public health consequences associated with obesity, especially as it affects children, and are seeking legislative change to reduce the consumption of sweetened beverages. There also has been increased focus on caffeine content in beverages, and we are seeing some attention to other ingredients in energy drinks. To the extent any such legislation is enacted in one or more jurisdictions where a significant amount of our products are sold, individually or in the aggregate, it could result in a reduction in demand for, or availability of, our energy drinks, and adversely affect our business, financial condition and results of operations.

The production, distribution and sale in the United States of many of our products are also currently subject to various federal and state regulations, including, but not limited to: the FD&C Act; the Occupational Safety and Health Act; various environmental statutes; data privacy laws; California Proposition 65; and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. Outside the United States, the production, distribution, and sale of many of our products are also subject to numerous statutes and regulations. If a regulatory authority finds that a current or future product, its label, or a production run is not in compliance with any of these regulations, we may be fined, or the products in question may have to be recalled, removed from the market, reformulated and/or have the packaging changed, which could adversely affect our business, financial condition and results of operations.

We cannot predict the effect of possible inquiries from and/or actions by attorneys general, other government agencies and/or quasi-government agencies into the production, advertising, marketing, promotion, labeling, ingredients, usage and/or sale of our energy drink products.

We are subject to the risks of investigations and/or enforcement actions by state attorneys general and/or other government and/or quasi-governmental agencies relating to the advertising, marketing, promotion, ingredients, usage and/or sale of our energy drinks, and we are a party, from time to time, to various government and regulatory inquiries and/or proceedings. Defending these proceedings can result in significant ongoing expenditures and the diversion of our management’s time and attention from the operation of our business, which could have a negative effect on our business operations. In addition, from time to time, government and/or quasi-governmental agencies may investigate the safety of caffeine and energy drinks. These legislators ultimately released a report in January 2015, recommending, inter alia, that the energy drink industry not market to consumers under the age of 18 and not market their products for hydration, and that the FDA develop and release definitions and guidance for this market sector. In addition, other organizations, such as the European Food Safety Authority, have also published reports, studies, articles and opinions on caffeine and energy drinks. If an inquiry by a state attorney general or other government or quasi-government agency finds that our products and/or the advertising, marketing, promotion, ingredients, usage and/or sale of such products are not in compliance with applicable laws or regulations, we may become subject to fines, product reformulations, container changes, changes in the usage or sale of our energy drink products and/or changes in our advertising, marketing and promotion practices, each of which could have an adverse effect on our business, financial condition or results of operations.

We also anticipate becoming subject to other laws and regulations governing our international operations, including regulations administered in the U.S., Canada and in the EU, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations (collectively, “Trade Control Laws”).

There can be no assurance that we will be completely effective in ensuring our compliance with all applicable anticorruption laws, including the FCPA or other legal requirements, such as Trade Control Laws. Any investigation of potential violations of the FCPA, other anti-corruption laws or Trade Control Laws by U.S., Canada, EU, or other authorities could have an adverse impact on our reputation, our business, results of operations and financial condition. Furthermore, should we be found not to be in compliance with the FCPA, other anti-corruption laws or Trade Control Laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, as well as the accompanying legal expenses, any of which could have a material adverse effect on our reputation and liquidity, as well as on our business, results of operations and financial condition.

The Company may be found liable for violating Section 5 of the Securities Act of 1933.

The Company’s first Form 1-A (Filing Number: 024-11278) offering was not current for the period from May 1, 2022 through November 12, 2022 (“non-compliance period”) as it had not timely filed Forms 1-K and 1-SA for the annual period ending December 31, 2021. The Company was unable to keep current with its periodic reporting requirements due to changes in auditors and scheduling delays outside of its control which caused the Company to not file Forms 1-K and 1-SA on time. During the non-compliance period, the Company offered its common stock for sale through its Form 1-A Tier 2 offering at a price of $1.00 per share, issued 545,388 shares and received investor proceeds of $545,388 (net of $28,156 paid to our platform provider Novation Solutions). The Company ceased all sales of securities on November 10, 2022. The Company became current with reporting requirements under Regulation A on November 11, 2022 when the company submitted Form 1-K for the annual period ending December, 31 2021. The Company then filed a second Form 1-A which was qualified on February 8, 2023, and began selling securities on this date under the second Form 1-A. As a result of non-compliance with Section 5 of the Securities Act of 1933, it is possible that the Company could face a potential liability for the sales of securities during its non-compliance period.

The Company’s second Form 1-A (Filing Number: 024-12066) offering was not current for the period from May 1, 2023 through June 6, 2023 (“non-compliance period”) as it had not timely filed Form 1-K for annual period ending December 31, 2022. During the non-compliance period, the Company offered its common stock for sale through its Form 1-A Tier 2 offering at a price of $1.00 per share, issued 47,000 shares and received investor proceeds of $47,000 (net of $4,398 paid to our platform provider Novation Solutions). The Company became current on June 6th, 2023 after submitting Form 1-K for the annual period ending December 31, 2022. The Company has filed and is seeking to qualify a new Form 1-A. The Company ceased all sales of securities on June 30, 2023 and will not resume sales of securities until such time as the new Form 1-A has been qualified. As a result of non-compliance with Section 5 of the Securities Act of 1933, it is possible that the Company could face a potential liability for the sales of securities during its non-compliance period.

Risks Related to the Securities Markets and Ownership of our Equity Securities

There is not now, and there may never be, an active market for our common stock and we cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

There currently is no liquid market for our common stock. An investor may find it difficult to obtain accurate quotations as to the market value of the common stock and trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for our common stock may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;

●	Increased competition;

●	Our ability or inability to generate future revenues; and

●	Market perception of the future of development of beverage products.

In addition, if our shares are quoted on the OTCBB, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

There is no firm commitment to purchase the shares being offered, and as a result, initial investors assume additional risk.

This is a best efforts, no minimum offering of shares being conducted solely by our management. There is no commitment by anyone to purchase any of the shares being offered. We cannot give any assurance that any or all of the shares will be sold. There is no minimum and we will retain any amount of proceeds received from the sale of the shares. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. As this offering is a best efforts financing, there is no assurance that this financing will be completed or that any future financing will be affected. Initial investors assume additional risk on whether the offering will be fully subscribed and how the Company will utilize the proceeds.

You will incur substantial and immediate dilution of the price you pay for your shares in this offering.

The offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock issued after this offering. Therefore, if you purchase shares of our common stock in this offering, you will incur substantial immediate dilution in the net tangible book value per share of common stock from the price you pay for such share.

As of December 31, 2022, the net tangible book value of our common stock was ($1,501,152) or approximately ($17.62) per share based upon 26,450,216 shares issued and outstanding.

There will be no public market for the warrants to purchase shares of our common stock being offered in this offering.

Currently there is no established public trading market for the warrants being offered in this Offering, and we do not intend to develop a market for the warrants. Holders of the warrants may not transfer or trade the warrants unless in compliance with one of the exceptions as set forth in the warrant agreement. Therefore, there is, nor will there be, a trading market for the warrants offered hereby.

We do not anticipate dividends to be paid on our common stock and investors may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our common stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to implement our business plan and fund future growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares nor can we assure that stockholders will not lose the entire amount of their investment.

We arbitrarily determined the offering price and there has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The offering price of the shares of common stock has been arbitrarily determined without independent valuation of the shares by our management based on estimates of the price that purchasers of speculative securities, such as our common stock, will be willing to pay considering our nature and capital structure, the experience of the officers and directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to our assets, earnings or book value, or any other objective standard of value and thus the shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price. See the section entitled “Placement of the Offering” elsewhere in this memorandum.

Our officers, directors and principal stockholders can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Mr. Peter Scalise, III, our sole officer and sole director owns 6,035,000 shares of our outstanding Common Stock and 1 share of Series B preferred stock; which gives him effective control of our business. As a result, he will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our voting securities could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, it could cause us to enter into transactions or agreements that we would not otherwise consider.

The liability of our directors and officers is limited.

The applicable provisions of the New York State General Corporation Law and our by-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, indemnification agreements we expect to enter with our directors and officers upon completion of the Offering provide for indemnification of such persons under certain circumstances. If we are required to indemnify any of our directors or officers or any other person, our financial strength may be harmed, which may in turn lower our stock price.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

Complex Reporting Requirements under the Federal Securities Laws.

We are not currently a public company, however, as a Tier 2, Regulation A filer, we will be required to file the following periodic reports:

●	Form 1-K, annual report to be filed within 120 days after the end of the fiscal year that includes audited financial statements for the year, a discussion of our financial results for the year and information about our business and management, related-party transactions and share ownership.

●	Form 1-SA, semiannual report to be filed within 90 days after the end of the semiannual period that includes unaudited interim financial statements and a discussion of our financial results for the period.

●	Form 1-U, current report to be filed within four business days of certain events including a fundamental change, bankruptcy, change in accountant, non-reliance on prior financial statements or audit report, change in control and departure of officers.

In the event we become a fully reporting company with the SEC and have our Common Stock listed on an exchange or quoted on the over-the-counter market (OTC), we will be required regularly file quarterly and annual reports with the SEC on Forms 10-Q and 10-K, respectively, as well as current reports on Form 8-K as required by such form. Preparing and filing annual, quarterly and current reports with the SEC is a costly and time-consuming process and which will require us to retain a PCAOB-registered independent auditor and an experienced securities attorney as well as utilizing the services of a filing agent to convert our reports into the SEC’s EDGAR format and any financial statements contained therein into SEC’s XBRL format. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have significantly increased the costs and risks associated with accessing the public markets and public reporting.

Also, Section 404 of the Sarbanes-Oxley Act requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and include a report of management on our internal control over financial reporting in our annual report on Form 10-K. That report must contain an assessment by management of the effectiveness of our internal control over financial reporting and must include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist and may in the future discover areas of our internal control that need improvement. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the Federal courts in New York.

The subscription agreement states that it shall be governed by the local law of the State of New York and the United States, and the parties consent to the exclusive forum of the Federal courts in New York for any action deriving from the subscription agreement itself or under the Securities Act of 133 or the Securities Exchange Act of 1934. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of New York for matters not addressed by the Securities Act or the Securities Exchange Act. Moreover, we cannot provide any certainty as to whether a court would enforce such a provision. In addition, you cannot waive compliance with the federal securities laws and the rules and regulations thereunder as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

ITEM 4. DILUTION

Our tangible net book value as of December 31, 2022 was ($1,501,152) or ($17.62) per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of Common Stock outstanding immediately after this offering. Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the total issued and outstanding shares of Common Stock as of the date of this offering under assumed percentage of offering sold scenarios:

	Assumed Percentage of Offering Sold
	25%	50%	75%	100%
Weighted Offering Price / Share	$4.83	$4.38	$4.24	$4.18
Increase in TNBV to Existing Shareholders	$0.26	$0.58	$0.90	$1.22
TNBV After This Offering	$0.29	$0.53	$0.72	$0.88
Dilution Effect to New Shareholders	$4.54	$3.85	$3.52	$3.30
Percentage Dilution to New	1,713.95%	658.82%	389.80%	269.55%

ITEM 5. PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDER

This Offering Circular is also part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. After the qualification by the Commission and acceptance by those states where the offering will occur, the officers and directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. Officers and directors will also distribute the prospectus to potential investors at meetings, to their business associates and to their friends and relatives who are interested in our business startup as a possible investment, so long as we have provided notice filing in the jurisdiction where such communications have taken place. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company’s Shares are being offered on a “best-efforts” basis through broker-dealer(s) who are registered with the Financial Industry Regulatory Authority (“FINRA”). The Company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. The price of the offering shall be fixed for the duration of the offering. There is a minimum investment amount of $1,000 for any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document (unless extended by the Board of Directors for an additional 90 days). For more information, see the section titled “Use of Proceeds” herein.

Broker Services in Connection with the Offering

The Company engaged DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the SEC and a member of FINRA, to provide the administrative and compliance related functions in connection with this offering and related investor compliance and as broker-dealer of record (hereinafter “Broker Services”), but not for underwriting or placement agent services. Broker Services to be provided by the Broker and estimated aggregate fees payable to the Broker and its affiliates are described below.

1)	Broker Administrative and Compliance Related Functions. DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this offering, including:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

●	Providing a dedicated account manager;

●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

●	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

●	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

●	Consulting with the Company on question customization for investor questionnaire;

●	Consulting with the Company on selection of webhosting services;

●	Consulting with the Company on completing template for the offering campaign page;

●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

●	Providing advice to the Company on preparation and completion of this Offering Circular;

●	Advising the Company on how to configure our website for the offering working with prospective investors;

●	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

●	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

●	Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker:

●	A cash commission equal to one percent (1%) of the amount raised in the offering.

●	$15,000 payable in 3 installments of $5,000, due when the Offering proceeds reach $100,000, $200,000, and $400,000

2)	Online Subscription Platform Technology Services. The Company has also engaged Novation Solutions Inc (“Affiliate)., an affiliate of Broker, to create and maintain the online subscription processing platform for the offering. After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of Broker through our website whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions. For these services, we have agreed to pay Broker:

●	A monthly platform hosting and maintenance fee of $1,000 up to a maximum of $12,000 in connection with this offering;

●	Broker transaction fees as described in the Broker Order Form, including $15 per electronic subscription package completed and $15 per funded investor; and

●	Payment processing expenses, which are expected to be approximately three percent (3%) of the offering proceeds and Investor Fee proceeds.

3)	Marketing and Advisory Services.

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and consulting services. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

For these services, we have agreed to pay Reach:

●	A one-time $12,000 advance against accountable expenses for the provision of digital marketing consulting services in connection with this offering; and

●	A monthly fee of $15,000 in cash up to a maximum of $180,000 in connection with this offering.

Broker Services in connection with this offering will not exceed the following maximum limits:

If the Total Offering Amount is	Maximum Compensation to Broker and affiliates would be (As % of Total Offering Amount)
$8,616,250	8.5%
$17,232,500	7%
$24,848,750	6.5%
$34,465,000	6%

For the avoidance of doubt, total fees payable to Broker and its affiliates will not exceed $2,067,900 in the case of a fully subscribed offering

Investor Perks and Additional Bonus Shares

To encourage participation in the offering, we are providing specific perks for investors who invest a minimum of $2,500 in this offering, or are prior investors in the company. Additional perks, including bonus shares, are available for investments of greater amounts. We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. No additional consideration will be received by the company for the issuance of Bonus Shares and the company will absorb the cost of the issuance of the Bonus Shares.

Investor Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via Broker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days). The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company and the selling stockholders for their use.

Prospective investors will be required to subscribe to the offering via the Company’s website integrating Broker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete an electronic subscription agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within 30 days of such rejection without deduction or interest.

DealMaker Securities LLC (the “Broker”) has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Loyalty Bonus

Investors who have previously invested in the company receive 5% bonus shares of the company’s Common Stock (effectively a discount on the price paid per share) (the “Loyalty Bonus Shares”), in addition to any Amount Based Bonus (as defined below), to which they are entitled to receive. The effective price per share for any investors that are entitled to the Loyalty Bonus Shares, and no other share bonuses, would be $3.81 per share, subject to rounding down to the nearest whole share. The maximum amount of loyalty bonus shares that may be issued in connection with this offering is 437,500 shares.

Amount-Based Bonus

Investors who invest $2,500 or more in this offering are entitled to receive the following bonus shares of the company’s Common Stock (effectively a discount on the price paid per share) based on the amount invested (the “Amount-Based Bonus”), in addition to any Loyalty Bonus Shares, to which they are entitled to receive. The maximum amount of amount-based shares that may be issued in connection with this offering is 3,937,500 shares. The table below sets forth each of the Amount-Based Bonus levels and the effective price per share that will be paid by investors who achieve each bonus level, which effective price is calculated by rounding down to the nearest whole share:

Investment Amount	Rewards	Average Price Per Share
$2,500-$5,000	5% bonus shares	$3.81
$5,001 - $10,000	10% bonus shares	$3.63
$10,001- $20,000	15% bonus shares	$3.47
$20,000+	20% bonus shares	$3.33

We may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular.

ITEM 6. USE OF PROCEEDS TO ISSUER

We prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised ($8,750,000.00), 50% of the Maximum Offering proceeds raised ($17,500,000.00), 75% of the Maximum Offering proceeds raised ($26,250,000.00) and the Maximum Offering proceeds raised of $35,000,000.00 through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. We believe that 25% of the Maximum Offering is sufficient to provide initial funding to commence our initial product development and marketing awareness and promotion campaigns. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our research and development activities, hire key subject matter experts and other supporting activities. Raising the Maximum Offering will enable the Company to implement our full business plan.

Please see the table below for a summary the company’s estimated use of proceeds from this offering.

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Shares we are offering. All amounts listed below are estimates.

During the course of the offering, the company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the potential proceeds that may be received by the company.

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Marketing and Promotion	$3,248,900	$6,756,200	$10,372,300	$14,032,100
Working Capital	$1,662,500	$3,325,000	$4,987,500	$6,650,000
Production Facility and Warehouse	$275,000	$550,000	$825,000	$1,100,000
Operating Expenses	$1,750,000	$3,685,000	$5,555,000	$7,295,000
Salaries and Benefits	$475,000	$1,250,000	$2,025,000	$2,750,000
Loan Advances	$400,000	$500,000	$600,000	$750,000
Research and Development	$21,250	$42,500	$85,000	$170,000
Offering Sales Commissions	$43,750	$87,500	$175,000	$350,000
Offering Broker Services	$688,600	$1,118,800	$1,440,200	$1,717,900
Audit Costs	$25,000	$25,000	$25,000	$25,000
Legal Costs	$150,000	$150,000	$150,000	$150,000
Blue Sky Compliance	$10,000	$10,000	$10,000	$10,000
TOTAL	$8,750,000	$17,500,000	$26,250,000	$35,000,000

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of any kind of our securities or by borrowing funds. We do not have any committed sources of financing.

ITEM 7. DESCRIPTION OF BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, we will also provide copies of such sources cited herein.

Company Overview

The3rdBevco Inc is a New York based beverage company that intends to offer a diverse portfolio of on-trend products including functional beverages and non-alcoholic spirits. These products will come in sleek, colorful, no-nonsense packaging, giving buyers the energy, confidence, and pleasure to make the most of their moment. We are a development stage company with minimal assets and no revenue. We have a business plan and fully developed product offerings that are ready for production and distribution. We will require outside capital of approximately $30 million in order to implement our business plan.

Wellness Drink Market Industry Overview

Energy Drink Sector

The global energy drink market includes beverages that contain caffeine, taurine, vitamins, and other stimulants, and are aggressively marketed as consumable products that boost mental alertness and physical stamina. These beverages may or may not be carbonated. Over the last two decades the fastest growing customer segment in the energy drink market are young adults (ages 20 to 39). According to an industry report published by Allied Market Research, global energy market sales were approximately $53 billion in 2018 and estimated to reach more than $86 billion in sales by 2026, representing a compound annual growth rate of 7.2%. The sizeable market opportunity in the energy drink market has attracted several competitors, including large multination beverage companies and even 7-Eleven to develop their own energy drinks in this market segment.

Non-Alcoholic Spirits Drink Sector

The non-alcoholic beverages market consists of sales of beverages that do not contain any alcohol. According to a recent report by Nielsen, the non-alcoholic spirits drink sector has grown due to growing awareness for health and wellness and has lowered demand for the sugared carbonated soft drinks, such as carbonated beverages and lemonades. Spending is shifting towards healthier, less-sugared products like bottled water and some non-carbonated soft drinks (like ready-to-drink tea and coffee) that are ready for consumption away from home. According to a recent report by Grand View Research, Inc., the global non-alcoholic spirits market size was valued $967 billion by 2020, expanding at a compound annual growth rate of 9.3% through 2023, with estimated sales of $417 billion in 2020. Anticipation of this market growth explains why global beverage brands AB InBev and Coca-Cola project that one-fifth of their overall sales will be made by their Non-Alcoholic Spirits brands in the next five years.

Celebrity Spirits Drink Market Overview

Over the last ten years there has been a significant shift in product and service branding for Celebrities as the age of Social media branding and marketing has enabled celebrities to engage in direct marketing of their own products and services more freely. Celebrities that have a significant and sustained social media presence use that platform to communicate directly with their target audience. There have been several successful product offerings and successful sales of Celebrity branded products in this market. The global premium spirits market, which includes most celebrity spirits brands, includes spirits such as vodka, tequila, rum, whiskey, and other liquors. According to data published by Grand View Research, the Premium Spirits market is growing at a fast clip. This market is conservatively projected to reach $235.74 Billion by 2027, with a strong compounded annual growth rate (CAGR) of 10.3% between 2020-2027. Two major market trends, the growth of celebrity spirits brands and the alcohol-free beverage sector are the future of the industry:

●	Today’s consumers look to celebrities for product buying decisions and to feel connected to them. For celebrities, spirits brands are the perfect brand extension.

●	Millennials and Gen Zers want healthy, alcohol-free beverage options. Mindful drinking is the next consumer megatrend.

Our industry research above indicates there is strong market for all product offerings; and changing consumer taste preferences should allow for multiple product offerings that can compete against larger competitors.

Market Competition and Composition

Consumption of energy drinks has been increasing dramatically in the past two decades, particularly among the millennial population, between the ages of 18-35. North America is the major market for energy drinks due to changing tastes and preferences towards health conscientious consumables. Outside of North America demand is growing in Europe and Asia-Pacific, due to changing demographics and related increasing consumer adoption rate in the region, as a result of increased marketing efforts by the key players. Markets in South America and Middle East & Africa are comparatively smaller and are expected to grow in the coming years as local demographics in those areas change.

The energy drink market is dominated by five large beverage companies with significant financial resources, strong products, and brands, all of which make it hard for the new and small companies to compete. The major industry players in the energy drink market are Red Bull, Monster Beverage Corporation, Rockstar Inc., The Coca-Cola Company, PepsiCo, Arizona Beverage Company, National Beverage Corp., Dr. Pepper Snapple Group, Living Essentials, and Cloud 9.

Most of these competitors create product awareness through advertising and celebrity endorsement which is expensive for small and development stage companies. In addition to this, large well-funded beverage companies sponsor major sports events.

Target Market

Our targeted market is the Millennial and Gen Z population, and we believe that our drink offerings can be uniquely positioned against larger competitors and marketed to this market population effectively through social media, mobile and dating applications used by our target market. According to studies conducted by McKinsey (2017) and IPSOS (2018), bold masculinity is becoming unappealing to Millennials and Gen Z and companies that design their products with these elements suffered financial losses on these product offerings. Our strategy is to listen to our target customers desires and design a product offering and packaging that is playful with bursts of color to match its flavors, logos, and fonts with personality. We believe that our designs appeal to all and are simple, clean, premium, and positive.

LAID, PSILLI, and Bougie products will be initially available when produced online directly to consumers through our websites.

Other Matters

Employees

We have no employees other than our sole officer and director, Peter Scalise III. We have executed an Employment Agreement with our sole officer and director Peter Scalise III. Agreement is filed as Exhibit 10.1 to this Registration Statement.

Legal Matters

As of August 9, 2023, all legal matters were resolved or nonexistent.

Dividend Policy

We have not declared or paid any dividends on our common stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our Board of Directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our Board of Directors deems relevant.

Defaults Upon Senior Securities

None.

Unregistered Sales of Equity Securities and Use of Proceeds

On June 18, 2020, the Company issued to founders and officers a total of 23,989,999 in common shares and 1 share of Series B preferred to Peter Scalise III, President and Chairman of the Board. All common and preferred shares were issued at stated par value of $0.0001 per share; and there were no proceeds received in exchange for shares issued. The table below outlines shares issued to founders and officers of the Company. There were no investor questionnaires provided for the issuance of founders shares. All shares were issued pursuant to Section 4(a)(2) of the Securities Act of 1933. There have been no additional issuances of founders shares.

Name	Number of Shares of Common Stock	Percent of Common Stock Outstanding Prior to Offering
Peter Scalise, III	6,035,000	25.16%
The Jason Eric Job Gift Trust	5,111,760	21.31%
Jeffrey K. Warmann	4,250,000	17.72%
Equity Markets Adv, LLC	4,100,000	17.09%
C. Michael Kelly	1,000,000	4.17%
William Cavalier	600,000	2.50%
Thomas J. Cox	500,000	2.08%
Steven McDermott	333,333	1.39%
Eric Berman	333,333	1.39%
Chris Bradley	333,333	1.39%
Christopher S. Alfieri	300,000	1.25%
William Eilers, Esq.	250,000	1.04%
KiLyn Corporation	250,000	1.04%
Jack W. Job	151,620	0.63%
Lois M. Job	151,620	0.63%
Andrew P. Larocca	150,000	0.63%
ETI Capital LLC	75,000	0.31%
Jeffrey Alan McCorry	55,000	0.23%
Bell Tower Solutions LLC	5,000	0.02%
Total Common Stock	23,989,999	100.0%

Security Offering Raise Agreements

The Company entered into the following consulting and platform service agreements in connection with capital raising activities:

●	Millenia, LLC Consultant Agreement. The Company entered into a marketing and consulting services agreement on November 8th, 2022, with Millenia, LLC. The Agreement is for one year and shall automatically renew for successive one-year periods thereafter unless notice of termination is received 30-days prior to the current term. Under the terms of the Agreement, Millenia will act as a marketing consultant on behalf of the Company and promote the Company’s business plan to accredited investors. Millenia’s duties include preparation of investor roadshow decks, identification of prospective qualified and accredited investors and other duties necessary to ensure prospective investors meet all required qualifications. Millenia is entitled to receive success fees of 5% of the gross proceeds received from a debt or equity financing that is a direct result of Millenia’s marketing and promotion efforts. Additionally, Millenia is entitled to 6% in cashless warrants based on gross proceeds received in an equity raise. The Company is obligated to pay a success fee for a period of 2 years after the termination of this agreement in the event the Company raises any debt or equity capital because of Millenia’s investor marketing and promotion activities. The Company paid a $1,000 non-refundable engagement fee upon signing this consultant agreement. During the year ended December 31, 2022, Millenia had not earned any marketing and consulting fees based on their efforts.

●

William Cavalier, Esq. On April 20, 2020, the Company entered into a consulting agreement (the “Agreement”) with William Cavalier, Esq. (“Consultant”) for the provision of professional consulting services. Under the terms of the Agreement, Mr. Cavalier is entitled a monthly retainer of $2,500, direct equity grant of 2% (or 400,000 shares) of the Company’s outstanding common stock (see Note 7). Mr. Cavalier’s Agreement includes a future direct equity grant of 1% of the Company’s outstanding common stock 1-year after the date of the Agreement (see Note 8). Additionally, the agreement stipulates that the monthly retainer shall increase to $10,000 when the Company’s Regulation A+ registration is approved by the US Securities and Exchange Commission and upon receipt of investment capital of $1 million, which occurred during the year ended December 31, 2022. This increase in fees is to compensate for the complexity associated with a public filer.

●	Investor Relations Calling Desk Agreement. The Company entered into an investment relations and support services agreement on July 15th, 2022, with Michael Sheehan. The Agreement shall remain and shall continue until the end of the Current Reg A+ Offering for The3rdBevCo Inc. Either party shall have the option to terminate this Agreement upon 30 days prior written notice for any reason whatsoever. Under the terms of the Agreement, Mr. Sheehan will provide investor outreach and investor relations services to the Company. Mr. Sheehan is entitled to compensation of a flat fee of three-thousand dollars ($4,000.00) billable monthly. All fees are payable upon 15 days after presentation of invoice. Michael Sheehan is to provide 20 professional hours for investor relations services weekly to the company.

●

Novation Solutions, Inc., an affiliate of DealMaker Securities, LLC (“Novation”). The Company entered into a digital capital raising software as a service agreement on December 15, 2020, with Novation Solutions, Inc. The software subscription term is one year and automatically renews on an annual basis thereafter. Under the terms of the Agreement, Novation will provide a digital platform to manage capital raising activities, including set up of stock subscription agreements, signature of stock agreements and related materials, transfer agent forms, facilitate payment of stock subscriptions, and platform training. The Agreement requires an initial platform set up fee of $10,000 and a monthly subscription fee of $1,000 after the platform is live. Additional transaction fees of $15 will be charged separately for electronic signatures subscription payments processed on the platform.

ITEM 8. DESCRIPTION OF PROPERTY

The Company is currently headquartered in 2805 Veterans Highway, Suite 15, Ronkonkoma, New York, 11779. We lease approximately 1,700 square feet office space under a two-year non-cancellable triple net lease which expires in October 31, 2023. Our lease agreement requires monthly rental payments of $2,800. There is an optional two-year lease extension for this office space.

ITEM 9. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of The3rdBevCo, Inc. included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Organizational Overview

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments, and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues, and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk, and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Critical Accounting Policies and Estimates

Our significant accounting policies are summarized in Note 3 of our audited financial statements included in this Offering Circular. While all of our accounting policies included in our audited financial statements impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

Year Ended December 31, 2022 as compared to December 31, 2021 (“last year”)

Revenues. We are a development stage corporation with limited operations and no revenues from our business operations during the year ended December 31, 2022 or 2021.

Operating Expenses. Our operating expenses principally consist of salary, loan advances and related expenses paid to our Chief Executive Officer and sole employee, professional fees paid to start-up consultants and advisors, rent and general administrative costs to support the Company’s start-up operations. During the year ended December 31, 2022, operating expenses were $1,189,408 compared to $501,154 in 2021. The increase was due primarily due to marketing and advisory fees incurred in connection with launching the Company’s filing of a Regulation A Tier 2 offering. The remaining increase was due to rent and other administrative costs.

Provision for Income Taxes. We have no provision for income taxes as the Company is generating net operating losses. The Company placed a full valuation allowance against approximately $235,681 in deferred tax assets generated since inception due to the uncertainty of generating taxable income to utilize the deferred tax assets. The Company does not expect to incur significant income tax expense until significant operations commence.

Net Loss. Our net loss for the year ended December 31, 2022, was $1,397,912 as compared to $605,030 in 2021.

Liquidity and Capital Resources

Net Working Capital

As of December 31, 2022, we had a cash balance of $23,361 and a net negative working capital balance of $1,512,726. We are an early development stage company with significantly limited financial resources and our plan to enter the energy drink beverage market cannot be funded with our existing resources. We plan to raise additional bridge financing over the next 12-16 months using convertible promissory notes while we continue to raise permanent capital through our Regulation A Tier 2 offering.

Going Concern

We are a development stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months. We do not anticipate that we will generate significant revenues until we have raised the funds necessary to conduct a marketing program and produce inventory. There is no assurance we will ever generate revenue even if we raised all necessary funds.

Our management team is focused on raising capital, including first the sale of equity securities, which may not be available on commercially reasonable terms if at all, to fund our business plans to develop, market, sell and distribute our energy drinks. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected.

During the year ended December 31, 2022, we issued $45,000 in convertible promissory notes and received net proceeds of $45,000. Convertible promissory maturities ranged from three months to twelve months with a weighted average interest rate of 12.5% and default interest at 15% if the maturity date is extended beyond the original maturity date.

We believe that our capital resources are insufficient for ongoing operations, with minimal current cash reserves, particularly given the resources necessary to expand our business. We will likely require considerable amounts of financing to make any significant advancement in our business strategy to develop, market, sell and distribution our energy drinks. As we cannot predict the time at which revenue will exceed expenses, we anticipate the need to raise capital through additional equity issuances in other established public stock exchanges. There is presently no agreement in place that will guarantee financing for us, and we cannot assure you that we will be able to raise any additional funds, or that such funds will be available on acceptable terms. Funds raised through future equity financing will likely be substantially dilutive to current shareholders. Lack of additional funds will materially affect our business and may cause us to substantially curtail or even cease operations. Consequently, you could incur a loss of your entire investment in our business. We believe these cumulative factors raise doubt about our ability to continue as a going concern.

Cash Flows

 Cash Flows from Operating Activities

●	Net cash used in operating activities for the year ended December 31, 2022 was $904,110 related to cash paid to partially settle accrued officer compensation, loan advances, market and promotion costs associated with our Regulation A Tier 2 offering and operating costs.

●

Net cash used in operating activities for the year ended December 31, 2021 was $519,983 related to cash paid to partially settle accrued officer compensation, market and promotion costs associated with our Regulation A Tier 2 offering and operating costs.

Cash Flows from Investing Activities

●	There were no significant cash investing activities during the year ended December 31, 2022 or 2021.

Cash Flows from Financing Activities

●	Net cash provided by financing activities was $900,314 for the year ended December 31, 2022. The increase in financing activities was predominantly due to $1,345,152 in net proceeds received in connection with our Reg A Tier 2 offering and private placement, $45,000 in convertible debt issuances, partially offset by $385,878 in shareholder line advances, repayment of $75,000 in convertible promissory notes and $28,959 in lease principal repayments.

●

Net cash from financing activities was $546,910 for the year ended December 31, 2021. The increase in financing activities was predominantly due to $575,000 in net proceeds received in connection with convertible promissory notes issued during 2021 for working capital purposes.

12-Month Plan of Operation

Our business plan remains unchanged since the initial filing of our Form 1-A. Upon a successful Tier 2 offering, we expect to incur a cash burn of $26.8 million (excluding legal and offering costs) over the next 12-18 months to acquire a storage and distribution warehouse, staff to support our sales and operational efforts, marketing and promotion advertisements through recognized social media networks and other marketing channels, product promotion samples, administrative support costs, offering costs and other administrative support costs. We expect to raise enough capital to move forward with our business plan and enable us sufficient cash flow to successfully launch our beverage offerings.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely, to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

The Company

The3rdBevco Inc. (the “Company”, “we”, “our”, “us”) was originally incorporated on October 2, 2019 as LAID Beverages Inc. (LAID) under the laws of the State of New York. On January 24, 2020, we changed our name from LAID Beverages Inc. to The3rdBevco Inc. to reflect a multi-brand beverage company. We are a development stage beverage company that intends to offer a diverse portfolio of on-trend branded products including energy drinks and non-alcoholic spirits. These products will come in sleek, colorful, no-nonsense packaging, giving buyers the energy, confidence, and pleasure to make the most of their moment. We are a development stage company with minimal assets and no revenue. We have a business plan and fully developed product offerings that are ready for production and distribution. We will require outside capital of approximately $30 million in order to implement our business plan.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s fiscal year end is December 31st.

Year Ended December 31, 2022 as Compared to December 31, 2021 (“last year”)

Revenues. We are a development stage corporation with limited operations and no revenues from our business operations during the annual period ended December 31, 2022 or 2021.

Operating Expenses. Our operating expenses principally consist of salary, loan advances and related expenses paid to our Chief Executive Officer and sole employee, capital raise fees and promotion costs, professional fees paid to beverage industry subject matter experts, lawyers, financial consultants and advisors, rent and general administrative costs to support the Company’s start-up operations. During the year ended December 31, 2022, operating expenses were $1,189,408 compared to $501,154 in 2021. The increase was due primarily due to capital raise marketing and promotion fees incurred in connection with the Company’s Regulation A Tier 2 offering, increased base compensation to our CEO in 2022, loan advances and higher professional fees. The remaining increase was due to rent and other administrative costs.

Interest Expense. We incurred significant interest expense in connection with the issuance of convertible promissory notes. Interest expense includes the stated rate of interest for each debt obligation and original issue discounts arising from debt discounts stated or due to additional consideration given in connection with such obligations. During the year ended December 31, 2022 and 2021, interest expense was $226,895 (which included $100,000 in additional interest expense due to satisfaction of a contingent condition associated with one convertible promissory note) and $103,876, respectively.

Provision for Income Taxes. We have no provision for income taxes as the Company is generating net operating losses. The Company placed a full valuation allowance against approximately $756,645 in deferred tax assets generated since inception due to the uncertainty of generating taxable income to utilize the deferred tax assets. The Company does not expect to incur significant income tax expense until significant operations commence.

Net Loss. Our net loss for the year ended December 31, 2022, was $1,397,912 as compared to $605,030 in 2021.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

BOARD OF DIRECTORS

Election and Appointment of Directors. Each Director of the Company is elected annually and holds office until the next annual general meeting of Shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the Articles of Incorporation, as amended and the Bylaws of the Company.

Our current Board of Directors as of August 9, 2023, is set forth below:

Name	Role	Age	Term Start Date	Term End Date
Peter Scalise III	President, Chief Financial Officer, Chief Executive Officer, Sole Director	54	10/2/2019	None

Peter Scalise III, President, Chief Financial Officer, Chief Executive Officer, Sole Director. Mr. Scalise is the founder and has served as the sole executive officer since inception of the Company in October 2019. Mr. Scalise has over 25 years of entrepreneurial experience in the nutritional supplement/beverage industry and significant executive leadership experience overseeing all aspects of operations including research and development, sales, procurement, distribution, inventory control and marketing. Additionally, he has put together an experienced advisory committee to assist with the launch and implementation of the strategic plan for The3rdBevco Inc. Prior to founding the Company, he founded and served as CEO of several supplement and beverage companies, including Gear Sports Nutrition (November 2011 to October 2019), JOJO Energy Drinks (September 2008 to November 2011), Advanced Genetics (August 1997 to September 2008) and Huge Nutrition (June 1995 to August 1997).

He also has vast gained experience raising capital in the private and public sector during his tenure as CEO of two small cap public companies: MOJO Ventures (OTC symbol MOJO, from May 2011 to November 2011) and Limitless Venture Group Inc (OTC symbol LVGI, from April 2012 to December 2014). In these prior roles he gained proficiency developing marketing platforms, overseeing financial operations, budgeting, staff recruitment and development, negotiating and drafting commercial contracts and overseeing related functions. He has extensive SEC/FINRA compliance, DTC compliance, PCAOB accounting procedures, public company filings and reporting procedures, public securities offering documents and procedures, reverse merger procedure and compliance.

Committees of the Board of Directors. There are no committees of the Board of Directors. There is an advisory committee that provides guidance to the President and Chairman of the Board. The Company intends to leverage their industry marketing expertise and market connections to enter our target markets. The advisory committee includes the following members:

William Hayde. Mr. Hayde has joined The3rdBevco team to help guide our IPO filing as well as make introductions to several very high-profile beverage and consumer packaged goods executives with the goal of them joining our board of advisors. His addition to the team adds a whole new level of credibility and firepower to our company.

Mr. Hayde has been a Wall Street veteran for over 30 years, specifically as a Licensed Investment Banker handling all aspects of finance for both public and private companies. William is the Co- Founder of Intercontinental Beverage Capital, Inc, a New York based Merchant Bank focused specifically on the beverage and consumer packaged goods industries which counts many high-profile companies as clients. Mr. Hayde is the Founder and Managing Director of the Interim Opportunity Fund LLC, which provides both access to capital as well as its advice and guidance and support of management.

Since January 2011 until he retired, Mr. Hayde was the Registered Vice President of Investment Banking Network 1 Financial Securities, Inc. and held the following licenses: 4, 6, 7, 24, 55,63,79. From 2002-2009, Mr. Hayde was co-owner of Waterville Investment Research which also operated the successful Hedge Fund Waterville Investment Partners LLP. From January 1997 through May of 2010, Mr. Hayde was Head of Investment Banking for Brockington Securities and directed the firm’s underwriting activities, private placements, and initiation of trading of newly listed securities. From July of 1992 through March of 1995, Mr. Hayde was Head of Corporate Finance and Trading at Aegis Capital.

Mr. Hayde has held seats during his career on both public and private companies and has served as an officer, director and committee chairs during his 30 -year tenure as an Investment Banker. He currently maintains seats on the advisory boards of multiple public and private companies in the Consumer-Packaged Goods and Medical industries. Mr. Hayde received a B.A. degree from Stony Brook University.

Thomas J. Cardella: Mr. Cardella is the founder of Cardella & Associates LLC and is an all-around beverage industry expert. Prior to founding Cardella & Associates in February 2015, Cardella was the President and CEO of Tenth and Blake Beer Company, a division of MillerCoors, from June 2010 to January 2015. He also served as President of the Eastern Division for MillerCoors from June 2008 to June 2010, where he was responsible for all commercial operations in the eastern half of the United States. Thomas spent nearly a decade at InBev where he held several senior-level positions, including U.S. Vice President of Sales from September 2004 through August 2005, CEO of Beck’s North America from June 2003 through August 2004, Vice President of Strategy for FEMSA Cerveza in Monterey, Mexico (joint venture of InBev/Femsa) from January 2001 through May 2003, and Vice President of Marketing at Labatt USA from January 1996 through December 2000.

Mr. Cardella has also served on the Board of Directors of the Green Bay Packers since July 2010 and was Chairman of the Green Bay Packer Foundation from July 2020 to July 2022. He also served on the board of the United Way of Greater Milwaukee and the Marcus Center for Performing Arts. Cardella was on the Board of Directors for the North American Brewing Company (parent company is FIFCO, San Jose, Costa Rica) 2016 to 2019.

BUMP Williams/BWC Company: The BWC Company opened its doors on October 15, 2008 and has been operating as a strategic industry consultant to Bev-Alc/Non-Alc Manufacturers, Retailers, Distributors, US Government, Wall Street/PE Firms, Packaging Companies and Importers from around the world.

The BWC Company’s portfolio of services focus on turning data into insights, better understanding consumer purchase behavior, the impact of pricing and promotion on sales, M&A, developing new product launch strategies, Retail and National Account tactics, Distributor assessment, alignment and Portfolio Innovation.

The Company was founded after BUMP retired in 2008 from IRI as their President of Global Consulting. Prior to IRI, he was the EVP/GM of Nielsen’s Global Analytics and Insights Team and managed their Corporate National Accounts Division. BUMP began his career at The Procter & Gamble Distributing Company in 1980 as a Salesman and Key Account Manager in NYC Metro area, he was promoted to District Sales Manager and Director of Retail Strategies for The Paper Products Division. He is currently married to his college sweetheart (42 years!) and enjoys the company of his 3 children and 4 grandsons and brand-new granddaughter. To this day he remains an avid baseball fan/player and Fly-Fishing fanatic.

EXECUTIVE OFFICERS

Our current executive officers as of August 9,2023 is set forth below:

Name	Age	Position(s) Held
Peter Scalise III	54	President, Chief Financial Officer, Chief Executive Officer, Sole Director

For information with respect to Mr. Scalise, please see the information about the members of our Board of Directors on the preceding pages.

There are no family relationships among any of our executive officers or directors.

ITEM 11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

There was no compensation paid to any directors.

Executive Compensation

Year Ended December 31, 2022

Name	Capacities in which compensation was received	Cash Compensation ($)(1)	Other Compensation (2)	Total Compensation ($)
Peter Scalise	President, Chief Financial Officer, Chief Executive Officer, Solé Director	$365,000	$20,400	$385,400

(1)	Amount reported represents total monthly salary accruals recorded during the year ended December 31, 2022. For the year ended December 31, 2022, cash salaries paid (including unpaid accrued salary) were $290,050. As of December 31, 2022, unpaid salary due to our CEO was $367,048. As of December 31, 2022, there was $367,503 advanced by the Company to the CEO under a Note Agreement, which may be offset against unpaid accrued salary owed to the CEO.

(2)	Amount reported represents total monthly fixed monthly allowance accruals recorded during the year ended December 31, 2022. For the year ended December 31, 2022, fixed monthly allowances paid were $27,451. As of December 31, 2022, unpaid fixed monthly allowance was $7,711.

Compensation of Named Executive Officers (“NEO”s) is reviewed annually and determined by the Compensation Committee. The level of compensation for NEOs is determined after consideration of various relevant factors, including the expected nature and quantity of duties and responsibilities, past performance, comparison with compensation paid by other issuers of comparable size and nature, and the availability of financial resources.

As discussed above, we will provide a bonus incentive plan to motivate NEOs by providing them with the opportunity to acquire an interest in our business and benefit from our growth.

Employment Agreements and Compensation Arrangements; Termination and Change in Control Provisions

On October 8, 2019, we entered into a five-year employment agreement (“Agreement”) with Mr. Peter Scalise, III, our President and Chairman of the Board. The Agreement is noncancelable in the first year unless death or disability occurs. Under the terms of the Agreement, Mr. Scalise is entitled to a gross base annual salary of $225,000, payable weekly, subject to annual increases tied to the change in the consumer price index. On January 1, 2022, the Company approved an increase in the base compensation for the Chief Executive Officer from $225,000 to $365,000 per year. There were no other changes in the executive agreement terms and conditions. Unpaid or salary deferrals shall bear interest of 15% simple interest. Additionally, Mr. Scalise is entitled to fixed monthly expense allowances of $1,700.

Under the Agreement, Mr. Scalise is eligible to earn a bonus equal to 3% of our adjusted gross income (defined as gross revenues less costs to generate such revenue and related operating expenses) and 3% of our pretax profit from operations. All earned incentive bonuses shall be payable 50% in cash and 50% in equity within 30 days after issuance of the annual audited financial statements. No bonus was earned or accrued as of December 31, 2020 as we remain a development stage company with no revenues or net profit.

Further, per the Agreement Mr. Scalise is entitled to a brand development fee of $500,000 payable within 30 days of written request. The brand development fee is to be paid out of funds derived from proceeds in connection with a capital raise or line of credit. We accrued the full amount of his brand development fee upon execution of the Agreement which is presented on the accompanying balance sheet. As of the date of this Offering, Mr. Scalise did not issue a demand for payment of the brand development fee. There are no agreements or arrangements that provide for compensation to any other NEOs or directors, or that provide for payments to a NEO or director at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, severance, a change of control in the Company or a change in the NEO or director’s responsibilities.

Executive Note Agreement

On January 1, 2022, we entered into a 1-year shareholder promissory note agreement (“Note Agreement”) with 3 optional 1-year term extensions, with Mr. Peter Scalise, III, our President and Chairman of the Board. Under the terms of the Note Agreement, Mr. Scalise may borrow up to $2,000,000 as permitted under Article III, paragraph 2 of the approved corporate bylaws of the Company. The Note Agreement requires all accrued interest and principal to be repaid at the end of the term. The Note Agreement shall initially bear interest at five (5) percent per annum to be accrued under the simple interest method. The interest rate shall increase by one (1) percent with each optional 1-year term extension. The Upon mutual agreement between the Mr. Scalise and us, the amounts owed under the Note Agreement may be settled in a non-cash transaction by direct offset against any unpaid salary deferrals owed to Mr. Scalise. Mr. Scalise has personally pledged 250,000 shares of common stock as partial collateral for this Note Agreement.

During the year ended December 31, 2022, Mr. Scalise was advanced $367,503 under this Note Agreement. As of December 31, 2022, unpaid principal and accrued interest due under this Note Agreement was $385,878.

ITEM 12. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Security Ownership of Directors and Executive Officers

As of July 11, 2023, Mr. Scalise was the sole director and executive officer with a direct ownership interest of more than 10% based on 27, 383, 286 outstanding shares of Common Stock. Mr. Scalise directly holds 6,035,000 shares (or 22.2%) of Common Stock and 1 share of Series B preferred stock.

Security Ownership of Certain Beneficial Owners (Greater than 10% Holders)

The following table sets forth beneficial owners of more than 5% based on 27,383,236 outstanding shares of Common Stock as of June 23, 2023

Name and Complete Mailing Address	Number of Shares of Common Stock[*]		Percent of Common Stock Outstanding
The Jason Eric Job Gift Trust 2206 E. Bendamere Circle Millcreek UT 84109	5,111,760		18.8%
Jeferrey K Warmann 441 Warren Way McDonough GA 30252	4,250,000	[*]	15.7%
Equity Markets Adv, LLC 136 Wheatley Road Glen Head, NY 11545	4,100,000		15.1%

ITEM 13. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

A related person transaction is a consummated or currently proposed transaction in which the Company has been, is or will be a participant and the amount involved exceeds $50,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest. Related parties include key management personnel and companies under the control of key management personnel. Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Board and corporate officers, including the Company’s President and Chairman of the Board.

There was $367,503 advanced by the Company to the CEO under a Note Agreement, which may be offset against unpaid accrued salary owed to the CEO. During the period since inception (October 2, 2019) through December 31, 2019, the Company committed to a one-time brand development expense of $500,000 with the Company’s founder and majority stockholder.

ITEM 14. SECURITIES BEING OFFERED

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

The Company is offering up to 8,750,000 shares of Common Stock of the Company, (the “Shares”) at a price of $4.00 per share.

The Company’s authorized capital consists of 100,000,000 shares of common stock (“Common Stock”) with a par value of $0.0001, and 1 Series B preferred share (the “Series B”). There were 27,383,236 shares of common stock and 1 share of Series B preferred issued or outstanding prior to this Offering.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Our Board of Directors is not obligated to declare a dividend. To date, the Company did not issue any dividends on Common Stock. The payment of cash dividends, if any, in the future is within the discretion of our Board and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We intend, for the foreseeable future, to retain future earnings for use in our development stage business.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

As of July 6, 2023, there was 1 share of preferred stock issued and outstanding. Series B preferred designation include the following terms and conditions:

●	Preferences. No dividend, liquidation, or redemption preferences.

●	Conversion. Convertible into 51% of the Company’s authorized common stock after a 1 year holding period; after which preferred shares may be converted with five days written notice.

●	Voting. Full voting rights and powers equal to those of common stockholders. One vote for each share of common stock into which Series B preferred could then be converted.

Transfer Agent

The transfer agent for our common stock is V Stock Transfer LLC located at 18 Lafayette Place Woodmere, NY 11598 or available through the internet at www.vstocktransfer.com.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 40,508,236 outstanding shares of Common Stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 405,082 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

BF Borgers CPA PC issued the audit report with respect to the 2022 annual financial statements included in this offering.

REPORTS

As a Tier 2, Regulation A filer, we are required to file the following periodic reports:

●	Form 1-K, annual report to be filed within 120 days after the end of the fiscal year that includes audited financial statements for the year, a discussion of the company’s financial results for the year and information about the company’s business and management, related-party transactions and share ownership.

●	Form 1-SA, semiannual report to be filed within 90 days after the end of the semiannual period that includes unaudited interim financial statements and a discussion of the company’s financial results for the period.

●	Form 1-U, current report to be filed within four business days of certain events including a fundamental change, bankruptcy, change in accountant, non-reliance on prior financial statements or audit report, change in control and departure of officers.

PART III EXHIBITS

EXHIBIT INDEX

Date of File
2.1	Certificate of Incorporation of LAID Beverages Inc. dated October 2, 2019	7/24/2020
2.2	Bylaws of LAID Beverages Inc. dated October 2, 2019	7/24/2020
2.3	Articles of Incorporation Amendment (Name Change) dated January 24, 2020	7/24/2020
2.4	Articles of Incorporation Amendment (Authorized Share Increase) dated January 30, 2020	7/24/2020
2.5	Articles of Incorporation Amendment (Authorized Share Increase) dated April 23, 2020	7/24/2020
2.6	Articles of Incorporation Amendment (Authorized Share Increase) dated July 3, 2020	7/24/2020
3.1	The3rdBev Co. 2020 Incentive Plan Agreement dated April 1, 2020.	7/24/2020
3.3	Consulting Agreement dated April 20, 2020	9/2/2020
4.1	Form of Subscription Agreement	8/9/2023
10.1	Employment Agreement, between LAID Beverages Inc. and Peter Scalise III dated October 8, 2019	7/24/2020
11.1	Consent of Eilers Law Group, P.A. included in 12.1
11.2	Consent of the Auditor	8/9/2023
12.1	Opinion of Eilers Law Group, P.A.
12.2	Promissory Note Agreement	2/2/2023
12.4	DealMaker Securities Combined Services Agmt	8/9/2023

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ronkonkoma on this 9th day of August 2023.

THE3RDBEVCO, INC.

By:	/s/ Peter Scalise
Peter Scalise
President

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Peter Scalise	8/9/2023
Peter Scalise
Director

By:	/s/ Peter Scalise	8/9/2023
Peter Scalise
Principal Executive Officer

By:	/s/ Peter Scalise	8/9/2023
Peter Scalise
Principal Accounting and Financial Officer

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of The3rdBevCo, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of The3rdBevCo, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO

June 2, 2023

THE3RDBEVCO INC.

Balance Sheets

(Expressed in U.S. Dollars)

	DECEMBER 31,	DECEMBER 31,
	2022	2021

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,361	$27,157
Accounts receivable, net of allowance for doubtful accounts		-
Prepaid and other assets	604	33,320
Shareholder line advances	385,879

Total current assets	$409,240	$60,477

NONCURRENT ASSETS
Right of use asset	25,474	56,043
Other long-term assets	5,600	5,600

TOTAL ASSETS	$440,314	$122,120

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$189,005	$95,620
Accrued officer compensation	406,458	290,779
Accrued interest payable	213,964	27,665
Convertible promissory note payable	563,200	558,650
Current portion of operating lease liability	27,114	28,959
Stockholder advances	22,225	22,225
Accrued brand development fee, related party	500,000	500,000

Total current liabilities	1,921,966	1,523,898

NON-CURRENT LIABILITIES
EIDL loan advance	19,500	19,500
Operating lease liability		27,114

Total non-current liabilities	19,500	46,614

TOTAL LIABILITIES	1,941,466	1,570,512

STOCKHOLDERS’ DEFICIT
Preferred stock, Series B, $0.0001 par value; 1 share authorized; shares issued and outstanding were 1 and none, respectively
Common stock, $0.0001 par value; 100,000,000 shares authorized; issued and outstanding were 26,450,216 and 23,079,999, respectively	2,645	2,308
Additional paid-in capital	1,409,676	64,861
Treasury stock	(8,750)	(8,750)
Accumulated deficit	(2,904,723)	(1,506,811)

Total stockholders’ deficit	(1,501,152)	(1,448,392)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$440,314	$122,120

The accompanying notes are an integral part of these financial statements.

THE3RDBEVCO INC.

Statement of Operations

(Expressed in U.S. Dollars)

	YEARS ENDED
	DECEMBER 31,
	2022	2021

REVENUES	$-	$-
COSTS OF GOODS SOLD	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES
Officer compensation and related expenses	524,727	303,140
Capital raise promotion expense	292,416	60,939
Brand marketing and promotion expense	67,103	24,265
Professional fees	159,944	49,598
Travel and expense	64,892	21,224
General and administrative expenses	33,783	36,561
Share-based compensation expense	15,974	332
Depreciation and amortization	30,569	5,095

Total operating expenses	1,189,408	501,154

LOSS FROM OPERATIONS	(1,189,408)	(501,154)
INTEREST EXPENSE	(226,895)	$(103,876)

LOSS BEFORE INCOME TAX PROVISION	(1,397,912)	(605,030)
INCOME TAX PROVISION	-

NET LOSS	$(1,397,912)	$(605,030)

BASIC AND DILUTED LOSS PER SHARE	$(0.06)	$(0.02)

BASIC WEIGHTED WEIGHTED-AVERAGE SHARES OUTSTANDING	25,058,493	20,400,416

The accompanying notes are an integral part of these financial statements.

THE3RDBEVCO INC.

Statement of Changes in Stockholders’ Deficit

(Expressed in U.S. Dollars)

					Additional
	Preferred Stock		Common Stock		Paid-In	Treasury	Accumulated
	Issued	Amount	Issued	Amount	Capital	Stock	Deficit	Total

Balance, December 31, 2021	1	$-	23,074,999	$2,308	$64,861	$(8,750)	$(1,506,811)	$(1,448,392)
Common stock issued for convertible notes			2,250		1,305			1,305
Common stock issued for services	-	-	910,000	91	14,378			14,469
Common stock issued for Regulation A offering	-	-	1,074,815	107	1,007,749	-	-	1,007,856
Warrants issued for Regulation A offering	-	-	-	-	25,016			25,016
Common stock issued for Reg A offering (Bonus Shares)			30,652	3	(3)			-
Common stock private placement			1,227,500	123	294,877			295,000
Common stock issued for non-qualified stock options			125,000	13	1,563			1,576
Stock compensation expense non-qualified stock options	-	-	-	-	(70)			(70)
Net loss	-	-	-	-	-	-	(808,143)	(808,143)
Balance, December 31, 2022	1	$-	26,445,216	$2,645	$1,409,676	$(8,750)	$(2,904,723)	$(1,501,152)

The accompanying notes are an integral part of these financial statements.

THE3RDBEVCO INC.

Statement of Cash Flows

(Expressed in U.S. Dollars)

	YEARS ENDED
	DECEMBER 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,397,912)	$(605,030)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	30,569	5,095
Amortization of original issue discount	34,550	52,500
Changes in operating liabilities:
Inventories	-	-
Prepaid expenses and other current assets	33,321	(8,320)
Other assets	-	(5,600)
Accounts payable	93,385	27,990
Accrued interest payable	186,299	47,023
Accrued officer compensation and payroll taxes	115,678	(33,641)
Net cash used in operating activities	(904,110)	(519,983)

CASH FLOWS FROM FINANCING ACTIVITIES:
CEO line advances	(385,879)	-
Proceeds from convertible promissory note issuances	45,000	575,000
Proceeds from stockholder advances	-	21,225
Proceeds from EIDL loan advance	-	19,500
Repayment of convertible promissory note issuances	(75,000)	(55,000)
Proceeds from private placement common stock share issuance	295,000	(8,750)
Principal payments under finance lease obligations	(28,959)	(5,065)
Proceeds from Regulation A common stock share issuance	1,050,152	-
Net cash provided by financing activities	900,314	546,910

NET CHANGE IN CASH	(3,796)	26,927
CASH, beginning of period	27,157	230
CASH, end of period	$23,361	$27,157

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid:
Interest	$-	$4,151
Income taxes	$-	$-

NON-CASH FINANCING ACTIVITIES:
4,180,000 shares of common stock issued with convertible notes	1,305	66,297
300,000 shares of common stock issued in exchange for legal services	-	30
550,000 shares of common stock issued in exchange or legal services	8,745	-
360,000 shares of common stock issued in exchange for advisory services	$5,724	$-
125,000 shares of common stock issued for services	$1,576	$-
Capital leases for acquisition of property and equipment	$(0)	$61,138

The accompanying notes are an integral part of these financial statements.

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

The3rdBevCo, Inc. (referred as the “Company”) was incorporated in the State of New York and established on October 2, 2019 (“Inception” or “2019”) under the name LAID Beverages Inc. On January 24, 2020, the Company officially changed its name from LAID Beverages Inc. to The3rdBevCo Inc. as part of its multi-product brand strategy which includes the development of three differentiated brand offerings under the brand names LAID, CHILL’D and ProsecGO. The Company is a development-stage Company formed to commence operations related to development, distribution, sales, and marketing of beverages. The Company’s principal headquarters is located at 2805 Veterans Highway, Suite 15, Ronkonkoma, NY 11779.

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s planned start-up activities and capital raise. Additionally, the Company’s service providers and their operations may be disrupted, which could result in additional disruptions or delays in development of the Company’s brands and promotional products.

The Company is not able to estimate the duration of the pandemic and potential impact on the business if disruptions occur. To date, the Company is not aware of any such disruptions. In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for product and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

NOTE 2 – GOING CONCERN

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has no significant assets and an accumulated deficit and working capital deficit of $2,904,723 and $1,512,726, respectively, as of December 31, 2022, and incurred a net loss and cash used in operations of $1,397,912 and $904,110, respectively, for the year ended December 31, 2022. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date of this report. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate sufficient revenues. There is no guarantee that the Company will be able to raise sufficient capital or generate a level of revenues to sustain its operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is a development stage corporation with limited operations and no revenues from business operations. The Company has performed an annual assessment of its ability to continue as a going concern as required under ASU No. 2014-15, Presentation of Financial Statements – Going Concern (“ASU No. 2014-15”) and concluded that the ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds by way of a Regulation A, Tier 2 security offering of up to $50 million in proceeds which will be used to implement its full business plan. The Company has submitted for an extension of its Regulation A offering through 2022.

The Company’s business plan includes an anticipated cash burn of $26.8 million (excluding legal and offering costs) over the next 12-18 months to acquire a storage and distribution warehouse, staff to support sales and operational efforts, marketing and promotion advertisements through recognized social media networks and other marketing channels, product promotion samples, administrative support costs, and other administrative support costs. The Company’s business plan assumes a successful Regulation A, Tier 2 security offering of $50 million. While the Company believes in the viability of its strategy to raise the required capital and to commence operations with sufficient revenue to generate a profit, there can be no assurances to that effect.

NOTE 3 – SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s fiscal year end is December 31st.

Development Stage Company

The Company is a development stage company as defined in ASC 915 “Development Stage Entities.”. The Company is devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities. The Company has elected to adopt application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. Upon adoption, the Company no longer presents or discloses inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the valuation allowance against deferred tax assets and fair value of stock-based compensation.

Reclassification of Prior Year Presentation

Certain prior year amounts in the statement of operations have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of these financial statements. The Company had no cash equivalents as of December 31, 2022 and 2021. Interest-bearing cash deposits maintained by financial institutions in the United States of America are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum of $250,000. Interest bearing deposits in excess of FDIC insured limits are uninsured and unrecoverable in the event a financial institution the Company has a deposit relationship with becomes insolvent. The Company manages uninsured deposit risk by 1) investing in government backed securities and holding such investments to maturity and 2) investing in a series of certificates of deposit at amounts below the FDIC limit at other financial institutions. The Company had no cash balances in excess of FDIC limits as of December 31, 2022 or 2021.

Convertible Debt

The Company has raised short-term capital with convertible promissory notes. The Company evaluates the terms of convertible debt issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. If a security or instrument becomes convertible only upon the occurrence of a future event outside the control of the Company, or, is convertible from inception, but contains conversion terms that change upon the occurrence of a future event, then any contingent beneficial conversion feature is measured and recognized when the triggering event occurs, and contingency has been resolved. Conversion features are accounted for as set forth below:

●	Embedded Derivatives. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using the Black Scholes method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. The debt discount is amortized through interest expense over the life of the debt.

●	Beneficial Conversion Feature. If the conversion feature is not treated as a derivative, the Company assesses whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the statements of operations.

●	Stock issued as consideration with Convertible Debt. The Company treats the issuance of shares of common stock in connection with the issuance of convertible debt as a debt discount, which is recorded as a contra-liability against the debt and amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the statement of operations. The offset to contra-liability is recorded as additional paid in capital if the stock consideration is not treated as a derivative. The Company determines the value of stock issued in connection with convertible debt based on the most recent Section 409A valuation.

If the conversion feature does not qualify for either the derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

Fair Value of Financial Instruments

The Company accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

■	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. Level 1 investments include U.S. government securities, common and preferred stock, and mutual funds. Level 1 derivative assets and liabilities include those actively traded on exchanges. There are no assets or liabilities for which level 1 inputs are applied.

■	Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g., the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Level 2 inputs are used to determine the fair value of stock option grants.

■	Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. There are no assets or liabilities for which level 3 inputs are applied.

The estimated fair value of certain financial instruments, including accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

The Company had not previously filed its corporate tax returns since inception and accordingly accrued related late filing penalties of $435 per unfiled return. The Company filed all past due returns in 2021. The Company filed an extension to complete its 2021 corporate tax return.

Revenue from Contracts with Customers

The Company adopted ASC 606, Revenue from Contracts with Customers, upon its inception on October 2, 2019. Revenue is recognized when performance obligations under the terms of the contracts with customers are satisfied. The Company’s performance obligation will generally consist of the promise to sell concentrates or finished products to bottling partners, wholesalers, distributors, or retailers. Control of the concentrates or finished products will be transferred upon shipment to, or receipt at, the customers’ locations, as determined by the specific terms of the contract. Once control is transferred to the customer, the Company has completed its performance obligation, and revenue will be recognized. The Company’s standard sales terms generally do not allow for a right of return except for matters related to any manufacturing defects caused by the Company. After completion of the Company’s performance obligation, there is an unconditional right to consideration as outlined in the contract. There were no contracts with customers entered into during the annual period ended December 31, 2022 or 2021. The Company has not recognized any revenues since its inception.

Advertising, Marketing and Promotion Costs

The Company expenses advertising, marketing and promotion costs related to its beverage products in the period in which the expenditure is incurred. Beverage products will be promoted through recognized social media networks and other marketing channels, and through product promotion samples at targeted events. During the annual periods ended December 31, 2022 and 2021, the Company incurred website, general marketing, branding and promotion costs of $393,302 and $121,765, respectively.

Shipping and Handling Costs

Shipping and handling costs related to the movement of goods from manufacturing locations to sales distribution centers or from manufacturing locations or sales distribution centers to end customers will be included in cost of goods sold in the statement of operations. The Company’s customers will generally not pay separately for shipping and handling costs. Upon adoption of ASC 606, the Company made a policy election to recognize the cost of shipping and handling activities that are performed after a customer obtains control of the goods as costs to fulfill the promise to provide goods to the customer. As a result of this election, the Company does not evaluate whether shipping and handling activities are services promised to customers. If revenue is recognized for the related goods before the shipping and handling activities occur, the related costs of those shipping and handling activities are accrued. There were no shipping and handling costs incurred during the annual periods ended December 31, 2022 or 2021.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities in the balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Lease agreements do not typically provide an implicit rate, as such the Company uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. For lease agreements with lease and non-lease components are generally accounted for separately.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Basic Net Loss Per Share

The Company computes net loss per share in accordance with FASB ASC 260 “Earnings per Share”. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. As of December 31, 2022 and 2021, there were convertible debt instruments (see Note 5) that could be converted at a price of $1.00 per share into 563,200 shares of common stock; however, inclusion would be anti-dilutive.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements.

NOTE 4 – RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

On October 8, 2019, the Company entered into a five-year employment agreement (“Agreement”) with Mr. Peter Scalise, III, the Company’s President and Chairman of the Board. The Agreement is noncancelable in the first year unless death or disability occurs. Under the terms of the Agreement, the employee is entitled to a gross base annual salary of $225,000, payable weekly, subject to annual increases tied to the change in the consumer price index. On January 1, 2022, the board of directors approved an increase in gross base annual salary to $365,000 with no additional changes in the terms and conditions of the Agreement. Unpaid or salary deferrals shall bear interest of 15% simple interest which is included in accrued salary payable. Additionally, Mr. Scalise is entitled to fixed monthly expense allowances of $1,700. The Company has not been able to timely repay past due and current salary commitments required under the Agreement as they become due. Accrued officer compensation consisted of the following:

	DECEMBER 31,	DECEMBER 31,
	2022	2021

Accrued salary payable	$356,143	$246,699
Accrued direct deposit payable	-	-
Accrued payroll tax	42,643	27,617
Accrued monthly allowances	7,672	16,463

Total accrued expenses	$406,458	$290,779

Under the Agreement, Mr. Scalise is eligible to earn a bonus equal to 3% of the Company’s adjusted gross income (defined as gross revenues less costs to general such revenue and related operating expenses) and 3% of the Company’s pretax profit from operations. All earned incentive bonuses shall be payable 50% in cash and 50% in equity within 30 days after issuance of the annual audited financial statements. No bonus was earned or accrued as of December 31, 2022 or 2021, as the Company remains a development stage company with no revenues or net profit.

CEO Line Advance

On January 1, 2022, the Company and Mr. Scalise entered into a 12-month promissory note agreement (“CEO Loan”) under which the Company would provide a loan facility of up to $2 million. This CEO Loan agreement is permitted pursuant to the corporate bylaws. The initial term of this CEO Loan is 12-months with three additional 1-year extensions. The CEO Loan bears simple interest at 5 percent per annum for the initial term. Thereafter, interest increases by 1 percent per annum for each optional extension period exercised. All principal and interest are due and payable at final maturity. There is no prepayment penalty associated with the CEO Loan. During the year ended December 31, 2022, advances against the CEO Loan were $367,503 and there were no principal repayments on the CEO Loan. As of December 31, 2022, unpaid principal and accrued interest due was $385,878. The CEO Loan is short term in nature and reported as a current asset on the balance sheet.

Accrued Brand Development Fee, Related Party

Further, per the Agreement Mr. Scalise is entitled to a brand development fee of $500,000 payable within 30 days of written request. The brand development fee is to be paid out of Company funds derived from proceeds in connection with a capital raise or line of credit. The Company accrued the full amount of his brand development fee upon execution of the Agreement which is presented on the accompanying balance sheet. As of the date of these financial statements, Mr. Scalise did not issue a demand for payment of the brand development fee. Accrued brand development fee consisted of the following:

	DECEMBER 31,	DECEMBER 31,
	2022	2021

Accrued brand development fee, related party	$500,000	$500,000

Total	$500,000	$500,000

Stockholder Advance

There were no additional stockholder advances or repayments against prior year advances during the year ended December 31, 2022. As of December 31, 2022 and 2021, unpaid Stockholder loan advances were $22,225, respectively. These Stockholder loan advances are due on demand and are reported as current liabilities on the balance sheet.

Sublease Agreement

In June 2020, the Company executed a twelve-month sublease agreement with a related entity majority owned by the Company’s Chief Executive Officer, founder and majority stockholder. During the year ended December 31, 2021, the Company incurred rent expense with this related party under the sublease agreement totaling $11,659 which is included in general and administrative expenses on the statement of operations. As of December 31, 2022, the Company owed the related entity $5,175 for unpaid rent which has been included in accounts payable and accrued expenses on the accompanying balance sheet.

NOTE 5 – DEBT

The Company has convertible promissory notes payable (“Convertible Notes”) and an Economic Injury Disaster Loan payable.

Convertible Notes. Convertible Notes were issued to enable the Company to cover accrued salaries and to a lesser extent administrative start-up related costs. There were no beneficial conversion features recognized in connection with these Convertible Notes. Convertible promissory notes issued bear interest ranging from 11% to 14%, original issuance discounts of 10%, where applicable, and with maturities ranging from 3 months to 12 months. During the years ended December, 31, 2022 and 2021, the Company issued Convertible Notes with a combined face value of $45,000 and $620,000, respectively. During the years ended December, 31, 2022 and 2021, the Company received net proceeds (after original issue discounts) of $45,000 and $575,000, respectively. These convertible debt instruments may also include additional consideration in the form of shares of common stock and success fee incentives. The Company’s convertible promissory notes payable (“Convertible Notes”) consisted of the following:

The Company’s convertible promissory notes payable (“Convertible Notes”) consisted of the following:

	DECEMBER 31,	DECEMBER 31,
	2022	2021

Convertible Promissory Note, dated December 17, 2020, bearing interest at 11% per annum payable upon maturity on May 16, 2022.	$8,200	$8,200
Convertible Promissory Note, dated February 16, 2021, bearing interest at 12.5% per annum payable upon maturity on August 17, 2022. On June 28, 2022, partially repaid principal of $50,000.	25,000	100,000
Convertible Promissory Note, dated June 16, 2021, bearing interest at 15% per annum payable upon extended maturity on December 15, 2022.	110,000	110,000
Convertible Promissory Note, dated September 17, 2021, bearing interest at 15% per annum payable upon extended maturity on September 16, 2022.	275,000	275,000
Convertible Promissory Note, dated December 3, 2021, bearing interest at 12.5% per annum payable upon maturity on December 3, 2022.	25,000	25,000
Convertible Promissory Note, dated December 9, 2021, bearing interest at 12.5% per annum payable upon maturity on December 8, 2022.	75,000	75,000
60-Day Convertible Promissory Note, dated December 5, 2022, bearing interest at 10% per annum payable upon maturity on February 3, 2023.	25,000	-
60-Day Convertible Promissory Note, dated December 13, 2022, bearing interest at 10% per annum payable upon maturity on February 11, 2023.	10,000	-
60-Day Convertible Promissory Note, dated December 12, 2022, bearing interest at 10% per annum payable upon maturity on February 10, 2023.	10,000	-

Total Convertible Promissory Notes Payable	$563,200	$593,200
Less: Unamortized Original Issue Discount	-	(34,550)
Net Convertible Promissory Notes Payable	$563,200	$558,650

The Convertible Notes above were issued to enable the Company to cover accrued salaries and to a lesser extent administrative start-up related costs. There were no beneficial conversion features recognized in connection with these Convertible Notes.

Success Fee Liability. A Convertible Note includes a future obligation to pay in cash up to $100,000 as additional interest upon the Company successfully raising at least $500,000 through its Tier 2 Regulation A offering. As of December 31, 2022, the Company has successfully raised more than $500,000. Based on this fact, the Company determined the success fee payment was probable and recorded interest expense and an offsetting success fee liability of $100,000.

Economic Injury Disaster Loan. On January 29, 2021, the Company executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Pursuant to that certain Loan Authorization and Agreement (the “SBA Loan Agreement”), the principal amount of the EIDL Loan is up to $19,500, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly beginning eighteen (18) months from the date of the SBA Note in the amount of $96.00. The balance of principal and interest is payable thirty years from the date of the SBA Note. In connection therewith, the Company received a $19,500 advance and classified this loan as long term.

NOTE 6 – LEASES

On September 29, 2021, the Company entered into a two (2) year office non-cancellable lease agreement commencing on November 1, 2021, which requires monthly lease payments of $2,800 plus a portion of operating expenses. This lease required an upfront security deposit of $5,600. The lease requires a total of $67,800 in rent payments of the life of the lease. This lease contains one 2-year extension with a rent adjustment equal to the greater of the change in the consumer price index or 4%.

The components of lease expense were as follows:

	YEARS ENDED
	DECEMBER 31,
	2022	2021

Operating lease cost:
Amortization of right of use assets	$35,664	$5,095
Interest on operating lease liability	4,741	535

Total operating lease costs	$40,405	$5,630

Supplemental cash flow information related to leases was as follows:

	YEARS ENDED
	DECEMBER 31,
	2022	2021

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$30,850	$5,065

Right of use assets obtained in exchange for lease obligations:
Operating leases	$61,138	$61,138

Supplemental balance sheet information related to leases was as follows:

	DECEMBER 31,	DECEMBER 31,
	2022	2021
Operating lease:
Right of use asset	$27,114	$56,043
Operating Lease Liability	$(27,114)	$(28,959)

Weighted average remaining lease term (in years):
Operating lease	.8	1.8

Weighted average discount rate:
Operating lease	11.0%	11.0%

Future maturities of operating lease liabilities as of December 31, 2022:

Total lease payments	$28,500
Less: imputed interest	(1,386)

Total	$27,114

NOTE 7 – CAPITAL STRUCTURE

Common Stock

As of December 31, 2022, the Company had 100 million authorized shares of common stock with a par value of $0.0001. During the year ended December 31, 2022, the Company issued 3,370,217 shares of common stock as described below.

●	On January 25, 2022, the Company issued 910,000 shares of common stock as compensation for legal, tax and accounting services rendered in lieu of cash. The fair value of common stock issued was $14,469, based on the current Section 409A valuation of $0.0159 per common share, which is used for financial reporting.

●	Between March 1st and December 1st of 2022, the Company issued a total of 1,074,815 shares of common stock at $1.00 per share in connection with its Reg A Tier 2 equity raise. The Company issued 30,652 additional bonus shares to all stockholders that purchased common stock during promotional periods during its Reg A Tier 2 equity raise. Each share of common stock sold included warrant rights equal to 1/8 of 1 share of common stock. In total the Company issued 134,352 warrants in connection with its Reg A Tier 2 equity raise.

●	On October 19, 2022, the Company issued 125,000 shares of common stock as part of a compensation package for the Company’s former Chief Marketing Officer.

●	On December 15, 2022, the Company issued 2,250 shares of common stock in connection with a convertible promissory note issuance.

●	During the year ended December 31, 2022, the Company issued a total of 1,227,500 shares of common stock at $0.40 to $0.50 per share in connection with a private placement with accredited investors as summarized below:

○	On August 30, 2022, the Company issued 187,500 shares of common stock in a private placement transaction at $0.40 per share.

○	On November 1, 2022, the Company issued 1,000,000 shares of common stock in a private placement transaction at $0.50 per share.

○	On December 13, 2022, the Company issued 20,000 shares of common stock in a private placement transaction at $0.50 per share.

○	On December 15, 2022, the Company issued 20,000 shares of common stock in a private placement transaction at $0.50 per share.

Preferred Stock

As of December 31, 2022, there was one authorized share of Series B preferred share with a par value of $0.0001. The Company issued the single share of Series B preferred on June 18, 2020 to Peter Scalise III, President and Chairman of the Board. The preferred share has no voting rights, preferences or other terms or conditions as such share issuance has no designation. The preferred share was issued at stated par value of $0.0001 per share; and there were no proceeds received in exchange for the preferred share issued.

NOTE 8 – STOCK OPTION AND AWARD PROGRAMS

The Company grants long-term equity awards under its stock-based compensation plans to certain employees, officers, directors, consultants, agents, advisors and independent contractors. Under the 2020 3rdBevCo, Inc. Incentive Plan (the “Plan”) approved by the Company’s board of directors and shareholders, the Company is authorized to issue up to 2 million shares of the Company’s common stock for grants of stock options, performance share units, restricted stock, restricted stock units and other specified award types, including cash awards with performance-based vesting criteria. These awards may be in the form of stock options, restricted stock units or awards, or other similar awards.

Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s stock based on the current Section 409A valuation nearest to the date of grant. The fair value of each stock option award is estimated using a Black-Scholes Model and the Waterfall analysis and is expensed on a straight-line basis over the vesting period.

During the year ended December 31, 2021, the Company awarded 500,000 in non-qualified stock options under the Plan to the Company’s former Chief Marketing Officer. On October 19, 2022, the Company terminated its Chief Marketing Officer. The Company issued 125,000 shares as part of a transition benefit and the remaining shares were forfeited. All prior share-based compensation expense was adjusted during the year ended December 31, 2022. There were no outstanding or unvested stock options as of December 31, 2022.

A summary of non-qualified stock option activity as of December 31, 2022, and corresponding changes during the annual period, are as follows:

	Shares	Weighted- Average Exercise Price

Outstanding as of January 1, 2022	500,000	$0.0147
Granted	-	-
Exercised/vested	(125,000)	0.0147
Forfeited	(375,000)	0.0147
Expired		-
Outstanding as of December 31, 2022	-	$-

Options vested and expected to vest as of December 31, 2022	-	$-

Options exercisable as of December 31, 2022	-	$-

As of December 31, 2022, there was no unrecognized compensation cost related to unvested options.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Terminated Capital Raise Advisory Service Agreements

ABN Strategies Corp Consultant Agreement. On November 4, 2021, the Company entered into a monthly consulting agreement with ABN Strategies, LLC, a limited liability company, to assist the Company with web development, digital marketing and data analytics services in connection with its Regulation A Tier 2 offering. The Company paid a $20,000 initial retainer upon signing the agreement and recorded as digital marketing services within the caption marketing and promotion expense on the statement of operations. Under the terms of the Agreement, the Company is obligated to pay $10,000 thereafter for each additional month of service. Additionally, this Agreement may be terminated by either party at any time for any reasons with notice. This agreement was terminated without penalty on April 26, 2022.

Cecil Robles Consultant Agreement. On November 22, 2021, the Company entered into 1-year consulting agreement that may be terminated by either party with 30 days prior written notice. Under the terms of the consulting agreement, the consultant will provide the Company with planning, development and execution of its business plan. Consultant will receive a variable monthly stipend which will start at $5,000 per month, then raise to $10,000 per monthly when the Company reaches at least $4 million in capital funding, then increase by $5,000 per month (up to a maximum monthly stipend of $85,000 per month) for each additional $3 million in capital funding. This monthly stipend shall end upon the Company’s completion of its Regulation A Tier 2 offering. The consultant is entitled to additional compensation in the form of a special retention bonus of up to 1.25% of gross capital raised up to a maximum of $625,000. The consultant was granted a 2-year non-qualified stock option award to purchase up to 500,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. This stock option award vests at a rate of 25% over a four-year period. This agreement was terminated on October 19, 2022.

Investor Relations Calling Desk Agreement. On December 9, 2021, the Company entered into a six-month service agreement with Public Yield Capital, Inc., a Canadian corporation, to provide outbound calling desk services to engage with shareholders and prospective investors. The Company paid a $5,000 initial retainer upon signing the agreement. Under the terms of agreement, the Company is required to pay thereafter monthly service fees of $10,000 per month for five months and then a final payment of $15,000 in the last month. This agreement requires a minimum term of three months. This agreement was terminated without penalty on June 8, 2022.

Current Capital Raise Advisory Service Agreements

William Cavalier, Esq. On April 20, 2020, the Company entered into a consulting agreement (the “Agreement”) with William Cavalier, Esq. (“Consultant”) for the provision of professional consulting services. Under the terms of the Agreement, Mr. Cavalier is entitled a monthly retainer of $2,500, direct equity grant of 2% (or 400,000 shares) of the Company’s outstanding common stock (see Note 7). Mr. Cavalier’s Agreement includes a future direct equity grant of 1% of the Company’s outstanding common stock 1-year after the date of the Agreement (see Note 8). Additionally, the agreement stipulates that the monthly retainer shall increase to $10,000 when the Company’s Regulation A+ registration is approved by the US Securities and Exchange Commission and upon receipt of investment capital of $1 million, which occurred during the year ended December 31, 2022. This increase in fees is to compensate for the complexity associated with a public filer.

Millenia, LLC Consultant Agreement. The Company entered into a marketing and consulting services agreement on November 8th, 2022, with Millenia, LLC. The Agreement is for one year and shall automatically renew for successive one-year periods thereafter unless notice of termination is received 30-days prior to the current term. Under the terms of the Agreement, Millenia will act as a marketing consultant on behalf of the Company and promote the Company’s business plan to accredited investors. Millenia’s duties include preparation of investor roadshow decks, identification of prospective qualified and accredited investors and other duties necessary to ensure prospective investors meet all required qualifications. Millenia is entitled to receive success fees of 5% of the gross proceeds received from a debt or equity financing that is a direct result of Millenia’s marketing and promotion efforts. Additionally, Millenia is entitled to 6% in cashless warrants based on gross proceeds received in an equity raise. The Company is obligated to pay a success fee for a period of 2 years after the termination of this agreement in the event the Company raises any debt or equity capital because of Millenia’s investor marketing and promotion activities. The Company paid a $1,000 non-refundable engagement fee upon signing this consultant agreement. During the year ended December 31, 2022, Millenia had not earned any marketing and consulting fees based on their efforts.

Other Agreements

Letter of Intent to Acquire Belight Ice Cream Brand. On February 23, 2021, the Company entered into a non-binding letter of intent to acquire the Belight Ice Cream brand from Profit4Life Corporation, a related party under common ownership by the Company’s Chief Executive Officer and Michael Kelly, a current stockholder of the Company. Assets include all proprietary formulations of all ice cream flavor. The purchase price is $850,000 payable in cash at a future closing which has not yet been determined. The Company intends to fund the purchase with funds raised in connection with its Regulation A Tier 2 offering.

Alliance Agreement. On October 26, 2021, the Company entered into a two (2) year alliance agreement with Eli Ventures, a Delaware corporation, with the goal of developing a line of branded non-alcoholic, functional mushroom infused drinks. There was no separate legal entity created as a result of this alliance agreement. Under this alliance agreement, the Company is responsible for directing the financial and operation execution of this arrangement; however, both parties equally share in management, product profits and losses associated with the branded products developed under this agreement and other related costs. The Company has determined on a preliminary basis that this alliance may constitute a variable interest entity that may require consolidation. No significant financial or operational activities have occurred yet. This agreement was terminated without penalty on April 26, 2022.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to the annual period ended December 31, 2022, to the date these audited financial statements were issued and determined that the following were material subsequent events to disclose in these financial statements.

■	On January 12, 2023, the Company entered into a new agreement with Dalmore Group, LLC. The Agreement is for one year and shall automatically renew for successive one-year periods thereafter unless notice of termination is received 60-days prior to the current term. Under the terms of the Agreement, Dalmore will provide Regulation A promotion offering services including review of investor information, compliance checks, accredited investor due diligence, review subscription agreements and coordinated with other third parties assisting with this offering. Dalmore is entitled to compensation equal to 100 basis points on the aggregate amount raised in connection with the Company's Regulation A offering.

■	On January 26, 2023, 3507 Boudinot Ave Trust converted both the principal and accrued interest on the convertible promissory note dated 12/9/21 with a face amount of $25,000 into 57,084 shares of the Company’s common stock.

■	On January 26, 2023, Jeffrey L. Browne converted both the principal and accrued interest on the convertible promissory note dated 12/3/21 with a face amount of $75,000 into 171,511 shares of the Company’s common stock.

■	On March 1, 2023, the Company entered into a formal agreement with William Hayde whereby Mr. Hayde shall provide advisory services related to the company’s IPO filings, as well as to make introductions to high-profile beverage and consumer packaged goods executives with the goal of expanding the company’s expert Board of Advisors.

■	On March 10, 2023, the Company entered into a formal agreement with Thomas Cardella whereby Mr. Cardella will serve as an advisor to the Company.

■	On March 22, 2023, the Company entered into a formal agreement with Mr. Hal Kravitz whereby Mr. Kravitz will provide advisory services related to developing a set of long and short-term goals with a special focus on enhancing shareholder value.

■	On March 28, 2023, the Company paid in full both the principal and accrued interest amount on Mr. Tom Cox’s Note Payable dated 12/17/20 with a face amount of $8,200 for a total of $10,525.84.

■	On April 4, 2023, the Company entered into an agreement with Flowspace, Inc. whereby Flowspace, Inc. will be responsible for filling the Company’s direct-to-consumer orders for its non-alcoholic products.